CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of
Title of Each Class of Securities Offered	Offering Price	Registration Fee(1)
7.75% Series R Non-Cumulative Perpetual Convertible Preferred Stock, no par value and liquidation preference $1,000 per share	$3,000,000,000	$92,100

(1)	A filing fee of $92,100 has been calculated in accordance with Rule 457(r) of the Securities Act of 1933 in connection with the securities offered from Registration Statement No. 333-130929 by means of this prospectus supplement.
Filed Pursuant to Rule 424(b)(5)
under the Securities Act of 1933
Registration Statement No. 333-130929
Prospectus Supplement to Prospectus Dated January 9, 2006

3,000,000 Shares

7.75% SERIES R NON-CUMULATIVE PERPETUAL
CONVERTIBLE PREFERRED STOCK

Washington Mutual, Inc. is offering 3,000,000 shares of our 7.75% Series R Non-Cumulative Perpetual Convertible Preferred Stock, referred to as the Series R Preferred Stock.

Dividends on the Series R Preferred Stock will be payable quarterly in arrears, when, as and if declared by our board of directors, at a rate of 7.75% per year on the liquidation preference of $1,000 per share. The dividend payment dates will the 15th day of each March, June, September and December, commencing on March 15, 2008, or the next business day if any such day is not a business day.

Dividends on the Series R Preferred Stock will be non-cumulative. If for any reason our board of directors does not declare full cash dividends on the Series R Preferred Stock for a dividend period, we will have no obligation to pay any dividends for that period, whether or not our board of directors declares dividends on the Series R Preferred Stock for any subsequent dividend period. However, with certain exceptions, if we have not declared, paid or set aside for payment full quarterly dividends on the Series R Preferred Stock for a particular dividend period, we may not declare or pay dividends on or redeem or purchase our common stock or other junior securities during the next succeeding dividend period.

Each share of the Series R Preferred Stock may be converted at any time, at the option of the holder, into 47.0535 shares of our common stock (which reflects an approximate initial conversion price of $21.25 per share of common stock) plus cash in lieu of fractional shares, subject to anti-dilution adjustments. The conversion rate will be adjusted as described herein upon the occurrence of certain make-whole acquisition transactions and other events.

The Series R Preferred Stock is not redeemable by us at any time. On or after December 18, 2012, if the closing price of our common stock exceeds 130% of the conversion price for 20 trading days during any consecutive 30 trading day period, including the last trading day of such period, ending on the trading day preceding the date we give notice of mandatory conversion, we may at our option cause some or all of the Series R Preferred Stock to be automatically converted into common stock at the then prevailing conversion rate.

Prior to this offering, there has been no public market for the Series R Preferred Stock. We have applied to list the Series R Preferred Stock on the New York Stock Exchange under the symbol “WM PrR,” and expect trading in the Series R Preferred Stock to begin within 30 days of December 17, 2007, the original issue date. Our common stock is listed on the New York Stock Exchange under the symbol “WM.” The last reported price of our common stock on December 11, 2007 was $17.42 per share.

The shares of Series R Preferred Stock are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Investing in the shares of Series R Preferred Stock involves risks. See “Risk Factors” beginning on page S-11.

	Per Share	Total

Price to the public	$1,000	$3,000,000,000
Underwriting discounts and commissions	$30	$90,000,000
Proceeds to Washington Mutual, Inc. (before expenses)	$970	$2,910,000,000

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Series R Preferred Stock against payment in New York, New York on or about December 17, 2007.

LEHMAN BROTHERS	MORGAN STANLEY

CREDIT SUISSE	GOLDMAN, SACHS & CO.

BARCLAYS CAPITAL	CITI

DEUTSCHE BANK SECURITIES	JPMORGAN

RBS GREENWICH CAPITAL	UBS INVESTMENT BANK
BNY CAPITAL MARKETS, INC.
CABRERA CAPITAL MARKETS, LLC
KEEFE, BRUYETTE & WOODS
RAMIREZ & CO., INC.
THE WILLIAMS CAPITAL GROUP, L.P.

December 11, 2007.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. No one is authorized to give you information other than that contained in this prospectus supplement and the accompanying prospectus. This prospectus supplement may be used only for the purpose for which it has been prepared. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell the shares of Series R Preferred Stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the shares of Series R Preferred Stock and may not

S-i

be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of Series R Preferred Stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference into both documents.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

As used in this prospectus supplement, the terms “we”, “us”, and “our” refer to Washington Mutual, Inc. and the term “Washington Mutual” refers to Washington Mutual, Inc. and its consolidated subsidiaries.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC.” You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange, or “NYSE.” For further information on obtaining copies of our public filings at the NYSE, you should call 212-656-5060.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the completion of the distribution of the securities:

•	Our Annual Report on Form 10-K for the year ended December 31, 2006;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and

•	Our Current Reports on Form 8-K (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC rules and regulations) filed on January 22, 2007, February 7, 2007, March 14, 2007, April 23, 2007, May 30, 2007, July 18, 2007, October 30, 2007, October 31, 2007, November 9, 2007, November 15, 2007 and December 10, 2007.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Washington Mutual, Inc.
1301 Second Avenue
Seattle, Washington 98101
Telephone: (206) 500-5200
Attention: Investor Relations Department WMC2203

We have also filed a registration statement (No. 333-130929) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of

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the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the securities. The registration statement may contain additional information that may be important to you.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. They may include projections of our revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying or relating to the foregoing. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. Management does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made except as required by federal securities law.

There are a number of significant factors which could cause actual conditions, events or results to differ materially from those described in the forward-looking statements, many of which are beyond management’s control or its ability to accurately forecast or predict. Factors that might cause our future performance to vary from that described in our forward-looking statements include market, credit, operational, regulatory, strategic, liquidity, capital and economic factors as described under “Risk Factors” in this prospectus supplement and in our periodic reports filed with the SEC, including, without limitation, a continued general decline in U.S. housing prices and mortgage activity, continued increases in the delinquency rates of borrowers, and a continued reduction in the availability of secondary markets for our mortgage loan products. In addition, other factors could adversely affect our results and this list is not a complete set of all potential risks or uncertainties. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus supplement.

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SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement. As a result, it does not contain all the information that may be important to you. To understand this offering fully, you must read this entire prospectus supplement and the accompanying prospectus carefully, including the risk factors beginning on page S-11 and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Washington Mutual, Inc.

With a history dating back to 1889, Washington Mutual, Inc. is a retailer of financial services to consumers and small businesses. Based on our consolidated total assets at September 30, 2007, we were the largest thrift holding company in the United States and seventh largest among all U.S.-based bank and thrift holding companies. We operate principally in California, Washington, Oregon, Illinois, Florida, Texas and the greater New York/New Jersey metropolitan area, and have operations in 25 other states. As of September 30, 2007, we served the needs of approximately 19.9 million consumer households through 2,212 retail banking stores, 463 lending stores and centers, 3,968 ATMs, telephone call centers and online banking. As of September 30, 2007, on a consolidated basis, we had total assets of approximately $330 billion, total liabilities of approximately $306 billion, total deposits of approximately $194 billion and total stockholders’ equity of approximately $24 billion.

Our earnings are primarily driven by lending to consumers and small businesses and by deposit-taking activities which generate net interest income, and by activities that generate noninterest income, including the sale and servicing of loans and the provision of fee-based services to our customers.

We operate through four main business segments: the Retail Banking Group, the Card Services Group, the Commercial Group and the Home Loans Group. The Retail Banking Group, the Card Services Group and the Home Loans Group are consumer-oriented, while the Commercial Group serves commercial customers.

Retail Banking Group.  The principal activities of the Retail Banking Group include: (1) offering a comprehensive line of deposit and other retail banking products and services to consumers and small businesses; (2) holding both our portfolio of home loans held for investment and the substantial majority of our portfolio of home equity loans and lines of credit (but not our portfolio of mortgage loans to higher risk borrowers originated or purchased through the subprime mortgage channel); (3) originating home equity loans and lines of credit; and (4) providing investment advisory and brokerage services, sales of annuities and other financial services.

Card Services Group.  The Card Services Group manages our credit card operations. The group’s principal activities include (1) issuing credit cards; (2) either holding outstanding balances on credit cards in portfolio or securitizing and selling them; (3) servicing credit card accounts; and (4) providing other cardholder services. Credit card balances that are held in our loan portfolio generate interest income from finance charges on outstanding card balances, and noninterest income from the collection of fees associated with the credit card portfolio, such as performance fees (late, overlimit and returned check charges), annual membership fees and cash advance and balance transfer fees.

Commercial Group.  The principal activities of the Commercial Group include: (1) providing financing to developers and investors for multi-family dwellings and, to a lesser extent, other commercial properties; (2) servicing multi-family and other commercial real estate loans and holding such loans in its portfolio as part of its commercial asset management business; and (3) providing limited deposit services to commercial customers.

Home Loans Group.  The principal activities of the Home Loans Group include: (1) originating and servicing home loans; (2) originating and servicing home equity loans and lines of credit; (3) holding certain residential mortgages in its loan portfolio, including mortgage loans to higher risk borrowers that were offered through the subprime mortgage channel; and (4) making available insurance-related products and participating in reinsurance activities with other insurance companies.

We are incorporated in the state of Washington and are a savings and loan holding company. We own two banking subsidiaries as well as numerous nonbank subsidiaries. As a savings and loan holding company, we are subject to regulation by the Office of Thrift Supervision (the “OTS”). Our banking subsidiaries, Washington Mutual Bank and Washington Mutual Bank fsb, are subject to regulation and examination by the OTS (their primary federal regulator) as well as the Federal Deposit Insurance Corporation (the “FDIC”). Our principal business offices are located at 1301 Second Avenue, Seattle, Washington 98101.

Recent Developments

Capital and Liquidity Strengthening Measures

On December 10, 2007, we announced a series of measures designed to address the challenges we face from the continuing disruptions in the mortgage and capital markets by strengthening our capital and liquidity resources and accelerating the alignment of our Home Loans business with our Retail Banking operations. These measures include this offering as well as a planned major reduction in company-wide noninterest expense (such reduction estimated at approximately $500 million for 2008) as a result of a substantial resizing of our Home Loans business and reduced corporate support expense, together with a significant change in the strategic focus of our Home Loans business in response to a changed market.

In addition, our board of directors intends to reduce the quarterly dividend rate on our common stock to $0.15 per share from the most recent quarterly rate of $0.56 per share, which we anticipate will result in potential capital savings in 2008 of approximately $1.4 billion.

As previously announced, we believe that the mortgage market is undergoing a fundamental shift due to credit dislocation and a prolonged period of reduced capital markets liquidity. As a result, we expect national mortgage originations to shrink by approximately 40 percent in 2008 compared to 2007. To reflect the changes in this market, we will substantially adjust and resize our Home Loans business and also reduce corporate support expense. These actions include:

•	discontinuing all remaining lending through our subprime mortgage channel,

•	closing approximately 190 of our 336 home loan centers and sales offices,

•	closing nine Home Loans processing and call centers,

•	eliminating approximately 2,600 Home Loans positions, or about 22 percent of the Home Loans staff,

•	eliminating approximately 550 corporate and other support positions, and

•	closing WaMu Capital Corp., our institutional broker-dealer business, as well as our mortgage banker finance warehouse lending operation,

At the same time, we plan to accelerate our previously announced strategy to expand our focus on mortgage lending directly to customers through our retail banking stores and other retail distribution channels. We will also add bank loan consultants to support our retail store network.

As a result of the fundamental shift in the mortgage market and the actions we are taking to resize our Home Loans business, we will incur a fourth quarter after-tax charge of approximately $1.6 billion for the write-down of all the goodwill associated with the Home Loans business. This non-cash charge will not affect our tangible or regulatory capital or our liquidity.

Financial Update

Loan Loss Provision.  Continued deterioration in the mortgage markets and declining housing prices have led to increasing fourth quarter charge-offs and delinquencies in our loan portfolio. As a result, we now expect our fourth quarter 2007 provision for loan losses to be between $1.5 and $1.6 billion, approximately twice the level of expected fourth quarter net charge-offs.

We currently expect our first quarter 2008 provision for loan losses to be in the range of $1.8 to $2.0 billion, reflecting an increase in provision which we expect to be well ahead of charge-offs, which are also expected to increase significantly during that quarter. The first quarter 2008 range reflects our current view that prevailing adverse conditions in the credit and housing markets will persist through 2008.

While difficult to predict, we also currently expect quarterly loan loss provisions through the end of 2008 to remain elevated, generally consistent with our expectation for the first quarter of 2008. We anticipate that there may be some additional variation depending on the level of credit card securitization activity during any quarter.

Noninterest Expense.  We expect that our expense reduction steps described above will result in approximately $140 million in additional expenses in the fourth quarter of 2007. We are targeting company-wide noninterest expense at or below $8.0 billion for 2008.

Fourth Quarter Loss.  Including the effect of non-cash, goodwill-related charges, we expect to report a net loss for the fourth quarter of 2007.

As discussed in this prospectus supplement and the documents incorporated in it by reference, our business, financial condition and operating results have been and continue to be adversely affected by ongoing disruptions in the mortgage and capital markets, among other trends. Further significant deterioration in these markets or other trends that affect us could adversely affect the outlook for our operations as described above.

For a discussion of factors that could affect our business, financial condition and operating results in the fourth quarter of this year and in future periods, see “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”

THE OFFERING

Issuer	Washington Mutual, Inc., a Washington corporation.

Securities Offered	3,000,000 shares of 7.75% Series R Non-Cumulative Perpetual Convertible Preferred Stock.

Dividends	Dividends on the Series R Preferred Stock will be payable quarterly if, when and as declared by our board of directors out of legally available funds at an annual rate of 7.75% on the per share liquidation preference of $1,000 per share.

Dividends on the Series R Preferred Stock will be non-cumulative. If for any reason our board of directors does not declare full cash dividends on the Series R Preferred Stock for a quarterly dividend period, we will have no obligation to pay any dividends for that period, whether or not our board of directors declares dividends on the Series R Preferred Stock for any subsequent dividend period.

Dividend Payment Dates	March 15, June 15, September 15 and December 15 of each year (or the following business day if such date is not a business day), commencing on March 15, 2008.

Dividend Stopper	With certain limited exceptions, if we do not pay full quarterly dividends on the Series R Preferred Stock for a particular dividend period, we may not pay dividends on, or repurchase, redeem or make a liquidation payment with respect to, our common stock or other junior securities during the next succeeding dividend period.

Redemption	The Series R Preferred Stock is not redeemable.

Maturity	Perpetual.

Conversion Right	Each share of the Series R Preferred Stock may be converted at any time, at the option of the holder, into 47.0535 shares of our common stock (which reflects an approximate initial conversion price of $21.25 per share of our common stock) plus cash in lieu of fractional shares, subject to anti-dilution adjustments.

If the conversion date is prior to the record date for any declared cash dividend for the dividend period in which you elect to convert, you will not receive any declared cash dividends for that dividend period. If the conversion date is after the record date for any declared cash dividend and prior to the dividend payment date, you will receive that cash dividend on the relevant dividend payment date if you were the holder of record on the record date for that dividend; however, whether or not you were the holder of record on the record date, you must pay to the conversion agent when you convert your shares of Series R Preferred Stock an amount in cash equal to the full dividend actually paid on the dividend payment date for the then-current dividend period on the shares being converted, unless your shares are being converted as a consequence of a mandatory conversion at our option, a make-whole acquisition or a fundamental change as described below.

Mandatory Conversion at Our Option	On or after December 18, 2012, we may, at our option, at any time or from time to time cause some or all of the Series R Preferred Stock to be converted into shares of our common stock at the then applicable conversion rate. We may exercise our conversion right if, for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, ending on the trading day preceding the date we give notice of mandatory conversion, the closing price of our common stock exceeds 130% of the then applicable conversion price of the Series R Preferred Stock.

Conversion Upon Certain Acquisitions	The following provisions will apply if one of the following events occur:

• a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common stock; or

• consummation of any consolidation or merger of us or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries, in each case pursuant to which our common stock will be converted into cash, securities or other property.

These transactions are referred to as “make-whole acquisitions”; provided, however that a make-whole acquisition will not be deemed to have occurred if at least 90% of the consideration received by holders of our common stock in the transaction or transactions consists of shares of common stock or American Depositary Receipts in respect of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with a make-whole acquisition.

Upon a make-whole acquisition, we will, under certain circumstances, be required to pay a make-whole adjustment in the form of an increase in the conversion rate upon any conversions of the Series R Preferred Stock that occur during the period beginning on the effective date of the make-whole acquisition and ending on the date that is 30 days after the effective date as described herein. The make-whole adjustment will be payable in shares of our common stock or the consideration into which our common stock has been converted or exchanged in connection with the make-whole acquisition.

The amount of the make-whole adjustment, if any, will be based on the stock price and the effective date of the make-whole acquisition. A description of how the make-whole adjustment will be determined and a table showing the make-whole adjustment that would apply at various stock prices and effective dates is set forth under “Description of Series R Preferred Stock — Conversion Upon Fundamental Change.”

Conversion Upon Fundamental Change	If the reference price (as defined under “Description of Series R Preferred Stock — Conversion Upon Fundamental Change”) in connection with a fundamental change (as defined under “Description of Series R Preferred Stock — Conversion Upon Fundamental Change”) is less than the applicable conversion price, each share of Series R Preferred Stock may be converted during the period beginning on the effective date of the fundamental change and ending on the date that is 30 days after the effective date of such fundamental change at an adjusted conversion price equal to the greater of (1) the reference price and (2) $8.71, which is 50% of the closing price of our common stock on the date of this prospectus supplement, subject to adjustment. If the reference price is less than $8.71, holders will receive a maximum of 114.8106 shares of our common stock per share of Series R Preferred Stock, subject to adjustment, which may result in a holder receiving value that is less than the liquidation preference of the Series R Preferred Stock. In lieu of issuing common stock upon conversion in the event of a fundamental change, we may at our option, and if we obtain any necessary regulatory approval, make a cash payment equal to the reference price for each share of common stock otherwise issuable upon conversion.

See “Description of Series R Preferred Stock — Conversion Upon Fundamental Change.”

Reorganization Events (Including Mergers)	The following provisions apply in the event of certain “reorganization events,” which include, subject to certain exceptions:

• any consolidation or merger of us with or into another person in each case pursuant to which our common stock will be converted into cash, securities or other property;

• any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets in each case pursuant to which our common stock will be converted into cash, securities or other property; or

• certain reclassifications of our common stock or statutory exchanges of our securities.

Each share of the Series R Preferred Stock outstanding immediately prior to the reorganization events will become convertible at the option of the holders of the Series R Preferred Stock into the kind of securities, cash and other property receivable in the reorganization event by holders of our common stock. See “Description of Series R Preferred Stock — Reorganization Events.”

Anti-Dilution Adjustments	The conversion rate may be adjusted in the event of, among other things, (1) increases in cash dividends, (2) dividends or distributions in common stock or other property, (3) certain issuances of stock purchase rights, (4) certain self tender offers or (5) subdivisions, splits and combinations of the common stock. See “Description of Series R Preferred Stock — Anti-Dilution Adjustments.”

Liquidation Rights	Upon our voluntary or involuntary liquidation, dissolution or winding-up, holders of Series R Preferred Stock will be entitled to receive out of our assets that are legally available for distribution to stockholders, before any distribution is made to holders of our common stock or other junior securities, a liquidating distribution in the amount of $1,000 per share of Series R Preferred Stock plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made pro rata as to the Series R Preferred Stock and any other parity securities and only to the extent of our assets, if any, that are available after satisfaction of all liabilities to creditors.

Voting Rights	Holders of the Series R Preferred Stock will have no voting rights, except with respect to certain fundamental changes in the terms of the Series R Preferred Stock and certain other matters. In addition, if dividends on the Series R Preferred Stock are not paid in full for six dividend periods, whether consecutive or not, the holders of Series R Preferred Stock, acting as a class with any other parity securities having similar voting rights, will have the right to elect two directors to our board. The terms of office of these directors will end when we have paid or set aside for payment full quarterly dividends for four consecutive dividend periods. See “Description of Series R Preferred Stock — Voting Rights.”

Ranking	The Series R Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, senior to our common stock, our Series RP Preferred Stock and each other class or series of preferred stock we may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Series R Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of Washington Mutual, Inc. The Series R Preferred Stock will rank on a parity with our outstanding Series K Preferred Stock and any Series I Preferred Stock, Series J Preferred Stock, Series L Preferred Stock, Series M Preferred Stock and Series N Preferred Stock we may issue in the future and each other class or series of preferred stock we may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Series R Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of Washington Mutual, Inc.

As of September 30, 2007, 500 shares of our Series K Preferred Stock were outstanding. See “Description of Other Preferred Stock.”

Preemptive Rights	None.

Listing	Prior to this offering, there has been no public market for the Series R Preferred Stock. We have applied to list the Series R Preferred Stock on the New York Stock Exchange under the symbol “WM PrR.” If the application is approved, we expect trading in the Series R Preferred Stock to begin within 30 days of December 17, 2007, the original issue date.

Our common stock is listed on the New York Stock Exchange under the symbol “WM.”

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $2.9 billion, after expenses and underwriting discounts and commissions. We intend initially to contribute up to $1.0 billion of the net proceeds from this offering to Washington Mutual Bank, our principal bank subsidiary, as additional capital, and retain the remaining net proceeds at our holding company for general corporate purposes. See “Use of Proceeds.”

Certain U.S. Federal Income Tax Considerations	For a discussion of certain U.S. federal income tax considerations of purchasing, owning and disposing of the Series R Preferred Stock and any common stock received upon its conversion, see “Certain U.S. Federal Income Tax Considerations.” Dividends paid to non-corporate U.S. holders in taxable years beginning before January 1, 2011 generally should be taxable at a maximum rate of 15%, subject to certain conditions and limitations. Dividends paid to corporate U.S. holders generally should be eligible for the dividends received deduction, subject to certain conditions and limitations. Dividends paid to non-U.S. holders generally should be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Risk Factors	For a discussion of risks and uncertainties involved with an investment in our Series R Preferred Stock and our common stock, see “Risk Factors” beginning on page S-11 of this prospectus supplement.

Summary Financial and Other Information

The following table presents our summary consolidated condensed financial and other information as of and for the nine months ended September 30, 2007 and 2006 and as of and for the years ended December 31, 2006, 2005, 2004, 2003 and 2002. We derived the summary consolidated condensed financial information as of and for the years ended December 31, 2006, 2005 and 2004 from our audited financial statements which are incorporated by reference in this prospectus supplement. We derived the summary consolidated condensed financial information as of and for the years ended December 31, 2003 and 2002 from our audited financial statements which are not incorporated by reference in this prospectus supplement. We derived the summary consolidated condensed financial information as of and for the nine months ended September 30, 2007 and 2006 from our unaudited financial statements which are not incorporated by reference in this prospectus supplement. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments that we consider necessary for a fair presentation of our financial position and results of operations for all periods presented.

The summary consolidated condensed results are not indicative of the expected future operating results. The results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. The following summary historical financial and other information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and the historical financial statements and notes thereto incorporated by reference in this prospectus supplement.

	Nine Months
	Ended
	September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Unaudited)
	($ in millions, except ratios and percentages)

Income statement data:
Net interest income	$6,131	$6,123	$8,121	$8,218	$7,411	$7,865	$8,288
Provision for loan and lease losses	1,574	472	816	316	209	42	404
Non-interest income	4,678	4,786	6,377	5,097	4,061	5,437	4,174
Non-interest expense	6,434	6,551	8,807	7,620	7,332	7,267	6,081
Income from discontinued operations, net of taxes	—	27	444	38	434	111	90
Net income	1,801	2,501	3,558	3,432	2,878	3,880	3,861
Balance sheet data (at period end):
Securities	$28,406	$29,017	$24,978	$24,659	$19,219	$36,707	$43,905
Loans held for sale	7,586	23,720	44,970	33,582	42,743	20,837	39,623
Loans held in portfolio	237,132	241,765	224,960	229,632	207,071	175,150	143,028
Mortgage servicing rights	6,794	6,288	6,193	8,041	5,906	6,354	5,341
Goodwill	9,062	8,368	9,050	8,298	6,196	6,196	6,213
Assets	330,110	348,877	346,288	343,573	307,581	275,178	268,225
Deposits	194,280	210,882	213,956	193,167	173,658	153,181	155,516
Securities sold under agreements to repurchase	4,732	13,665	11,953	15,532	15,944	28,333	16,717
Advances from Federal Home Loan Banks	52,530	47,247	44,297	68,771	70,074	48,330	51,265
Other borrowings	40,887	33,883	32,852	23,777	18,498	15,483	14,712
Total liabilities	306,169	322,419	319,319	316,294	286,692	255,773	248,501
Stockholders’ equity	23,941	26,458	26,969	27,279	20,889	19,405	19,724

	Nine Months
	Ended
	September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)
	($ in millions, except ratios and percentages)

Other financial data:
Profitability
Return on average assets(1)	0.74%	0.96%	1.02%	1.05%	1.01%
Return on average common equity(1)	9.96	12.68	13.52	14.91	14.26
Net interest margin	2.85	2.64	2.60	2.79	2.94
Efficiency ratio(2)(3)	59.53	60.05	60.75	57.23	63.91
Asset Quality
Nonperforming assets/total assets(4)(5)	1.65%	0.69%	0.80%	0.57%	0.58%
Allowance as a percentage of total loans held in portfolio(4)	0.80%	0.64%	0.72%	0.74%	0.63%
Net charge-offs	$876	$375	$510	$244	$135
Capital Adequacy (at period end)
Capital Ratios for Washington Mutual, Inc.:
Stockholders’ equity to total assets	7.25%	7.58%	7.79%	7.94%	6.79%
Tangible equity to total tangible assets(6)	5.60	5.86	6.04	5.62	4.94
Total risk-based capital to total risk-weighted assets(7)	10.67	11.10	11.77	10.80	11.20
Tier 1 capital to average total assets(7)	5.86	6.28	6.35	5.83	5.41
Capital Ratios for Washington Mutual Bank (well-capitalized minimum):
Tier 1 capital to adjusted total assets (5.00)%	6.40	6.47	6.79	6.47	5.35
Adjusted tier 1 capital to total risk-weighted assets (6.00)%	7.60	8.12	8.28	8.49	7.96
Total risk-based capital to total risk-weighted assets (10.00)%	11.24	11.30	12.16	11.50	11.53

(1)	Includes income from continuing and discontinued operations.

(2)	Based on continuing operations.

(3)	The efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and noninterest income).

(4)	At period end.

(5)	Excludes non-accrual loans held for sale.

(6)	Excludes unrealized net gain/loss on available-for-sale securities and derivatives, goodwill and intangible assets, but includes mortgage servicing rights (“MSR”) and transition adjustments related to the adoption of Financial Accounting Standards Board Statement No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans,” as of December 31, 2006. These adjustments are applied to both the numerator and the denominator. Minority interests of $1.96 billion for September 30, 2006, $2.94 billion for September 30, 2007 and $2.45 billion for December 31, 2006 are included in the numerator.

(7)	Estimates of what the total risk-based capital to total risk-weighted assets and Tier 1 capital to average total assets ratios would be if Washington Mutual, Inc. were a bank holding company subject to the regulatory capital guidelines of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). The amounts and components of total risk-based capital and Tier 1 capital included in these estimates are based on our judgment of what may be included as such capital under the Federal Reserve Board regulatory capital guidelines and are not reported to or approved by the Federal Reserve Board.

RISK FACTORS

An investment in the Series R Preferred Stock or our common stock is subject to certain risks. You should carefully consider the risks described below, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

Risks Relating to Our Business

If current market conditions persist, our ability to raise liquidity including through the sale of mortgage loans in the secondary market or otherwise may be adversely affected.

Our liquidity may be affected by an inability to access the capital markets or by unforeseen demands on cash. This situation may arise due to circumstances beyond our control, such as a general market disruption. During the first nine months of this year and continuing into the fourth quarter of 2007, there has been significant volatility in the subprime secondary mortgage market which has spread into markets for all other nonconforming residential mortgages. Since the latter part of July 2007, liquidity in the secondary market for nonconforming residential mortgage loans and securities backed by such loans has diminished significantly. While these market conditions persist, our ability to raise liquidity through the sale of mortgage loans in the secondary market will be adversely affected. As a result of these conditions in the secondary mortgage markets, we have in recent periods retained for our own account substantially all of the nonconforming mortgage loans we originate or purchase. We cannot predict with any degree of certainty how long these market conditions may continue or whether liquidity for nonconforming residential mortgages will improve, although it is our current expectation that the existing turmoil in the secondary mortgage markets will continue to significantly and adversely affect loan origination volumes and gain on sale results during the remainder of 2007 and into 2008.

In addition, in response to market conditions and events affecting us, several rating agencies have recently downgraded or assigned a negative outlook to our credit ratings. For example, on December 11, 2007, our long-term credit ratings were downgraded by Moody’s and Fitch and assigned a negative outlook by DBRS. We cannot predict whether the rating agencies will take further negative actions with respect to our credit ratings. Such actions could have the effect of increasing our borrowing costs, making it more difficult for our banking subsidiaries to attract institutional or wholesale deposits or otherwise making financing more difficult. This offering is intended to enhance our ability to meet our liquidity needs. However, we may not be able to raise the amount of capital we intend to raise in this offering, and, even if we do so, we cannot assure you that the proceeds of this offering will be adequate to meet our liquidity needs.

Changes in interest rates may adversely affect our business, including net interest income and earnings.

Like other financial institutions, we raise funds for our business by, among other things, borrowing money in the capital markets and from the Federal Home Loan Bank system and accepting deposits from depositors, which we use to make loans to customers and invest in debt securities and other interest-earning assets. We earn interest on these loans and assets and pay interest on the money we borrow and on the deposits we accept from depositors. Changes in interest rates, including changes in the relationship between short-term rates and long-term rates, may have negative effects on our net interest income and therefore our earnings. If the rate of interest we pay on our borrowings and deposits increases more than the rate of interest we earn on our assets, our net interest income, and therefore our earnings, would likely be adversely affected. Our earnings could also be negatively affected if the interest rates we charge on our earning assets fall more quickly than the rates we pay on our borrowings and deposits. Changes in interest rates and responses by our competitors to those changes may affect the rate of customer pre-payments for mortgages and other term loans and may affect the balances customers carry on their credit cards. These changes can reduce the overall yield on our assets. Changes in interest rates and responses by our competitors to these changes may also affect customer decisions to maintain balances in the deposit accounts they have with us. These changes may require us to replace withdrawn balances with higher-cost alternative sources of funding.

In addition, changes in interest rates may affect our mortgage banking business in complex and significant ways. For example, changes in interest rates can affect gain from mortgage loans and loan servicing fees, which are the principal components of revenue from sales and servicing of home mortgage loans. When mortgage rates decline, the fair value of MSR asset generally declines and gain from mortgage loans tends to increase, to the extent we are able to sell or securitize mortgage loans in the secondary market. When mortgage rates rise, we generally expect loan volumes and payoffs in our servicing portfolio to decrease. As a result, the fair value of our MSR asset generally increases and gain from mortgage loans decreases. In recent periods, however, declines in general interest rates have not resulted in an increase in prepayment rates, due in part to the reduced liquidity in the mortgage markets making refinancing by borrowers more difficult.

As part of our overall risk management activities, we seek to mitigate changes in the fair value of our MSR asset by purchasing and selling financial instruments, entering into interest rate contracts and forward commitments to purchase or sell mortgage-backed securities and adjusting the mix and amount of such financial instruments or contracts to take into account the effects of different interest rate environments. The MSR asset and the mix of financial instruments used to mitigate changes in its fair value are not perfectly correlated. This imperfect correlation creates the potential for excess MSR risk management gains or losses during any period. Management must exercise judgment in selecting the amount, type and mix of financial instruments and contracts to mitigate changes in the fair value of our MSR. We cannot assure you that the amount, type and mix of financial instruments and contracts we select will fully offset significant changes in the fair value of the MSR, and our actions could negatively impact our earnings. Our reliance on these risk management instruments may be impacted by periods of illiquidity in the secondary markets, which could negatively impact the performance of the MSR risk management instruments. For further discussion of how interest rate risk, basis risk, volatility risk and prepayment risk are managed, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Market Risk Management” in our Annual Report on Form 10-K for the year ended December 31, 2006.

We use estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant changes in valuation.

A portion of our assets are carried on our balance sheet at fair value, including: our MSR, trading assets including certain retained interests from securitization activities, available-for-sale securities and derivatives. Generally, for assets that are reported at fair value, we use quoted market prices or internal valuation models that utilize observable market data inputs to estimate their fair value. In certain cases, observable market prices and data may not be readily available or their availability may be diminished due to market conditions. We use financial models to value certain of these assets. These models are complex and use asset specific collateral data and market inputs for interest rates. We cannot assure you that we can properly manage the complexity of our models and valuations to ensure, among other things, that the models are properly calibrated, the assumptions are reasonable, the mathematical relationships used in the model are predictive and remain so over time, and the data and structure of the assets and hedges being modeled are properly input. Such assumptions are complex as we must make judgments about the effect of matters that are inherently uncertain. Different assumptions could result in significant changes in valuation, which in turn could result in significant changes in the dollar amount of assets we report on our balance sheet. We may in the future also elect to carry a portion of our liabilities at fair value, in which case the same risks as described above would also apply to our determinations of the fair values of such liabilities.

Economic conditions that negatively affect housing prices and the job market have resulted, and may continue to result, in a deterioration in credit quality of our loan portfolios, and such deterioration in credit quality has had, and could continue to have, a negative impact on our business.

Washington Mutual is one of the nation’s largest lenders, and a deterioration in the credit quality of our loan portfolios can have a negative impact on our earnings resulting from increased provisioning for loan and lease losses and from increased nonaccrual loans, which could cause a decrease in our interest-earning assets. Credit risk is the risk of loss due to adverse changes in a borrower’s ability to meet its financial obligations on agreed upon terms. The overall credit quality of our loan portfolios is impacted by the strength of the

U.S. economy and local economies in which we conduct our lending operations as well as trends in residential housing prices. We continually monitor changes in the economy, particularly unemployment rates and housing prices, because these factors can impact the ability of our borrowers to repay their loans. Economic trends that negatively affect housing prices and the job market could result in, among other things, a deterioration in the credit quality of our loan portfolios. As previously announced, we believe that the U.S. mortgage market is undergoing a dramatic shift, and we expect that national origination volumes may decline by as much as 40 percent in 2008 compared to 2007. In addition, during the course of 2007 deteriorating trends in housing prices and economic conditions in many parts of the United States have resulted in significant increases in loan delinquencies and losses in our mortgage portfolios, which we expect to continue into 2008. We cannot assure you that housing prices, mortgage availability and economic conditions will not experience significant further deterioration in the future with further adverse effects on our operating results, business and financial condition.

We make various assumptions and judgments about the collectibility of our loan portfolios. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate present and foreseeable economic conditions and trends. If our assumptions are incorrect, our allowance for loan losses may be insufficient to cover probable incurred losses in our loan portfolios, resulting in additions to our allowance which would reduce our earnings in the period in which the additional provisions are taken. In addition, the OTS periodically reviews our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. As explained under “Summary — Recent Developments” in this prospectus supplement, we currently expect to increase the amount of our provision for loan losses in the fourth quarter of 2007 and in 2008. These amounts are based on, among other factors, our assumptions and forecasts for delinquency and default rates on our loan portfolios, and the amount of loans charged off, in those periods. These assumptions and forecasts may prove to be incorrect. If the actual delinquency and default rates and the actual amount of loans charged off in future periods prove to be higher than our current assumptions and forecasts, we may have to increase further our provision for loan losses. Any increase in our provision for loan losses, our allowance for loan losses or loan charge-offs could have a material adverse effect on our results of operations and financial condition.

We offer credit cards to our customers and retain certain credit card balances in our portfolio and securitize and sell other credit card balances. Credit cards typically have smaller balances, shorter lifecycles and experience higher delinquency and charge-off rates than real estate secured loans. Account management efforts, seasoning and economic conditions, including unemployment rates and housing prices, affect the overall credit quality of our credit card portfolio.

Until recently, we originated and purchased from third-party lenders loans to higher risk borrowers through our subprime mortgage channel. Borrowers in the subprime mortgage channel tend to have greater vulnerability to changes in economic and housing market factors, such as increases in unemployment, a slowdown in housing price appreciation or declines in housing prices, than do other borrowers. The performance of this loan portfolio in recent quarters has been, and in the future will likely continue to be, negatively impacted by a variety of factors, including changes in the economic factors noted above, which negatively impact borrowers.

Certain of our loan products have features that may result in increased credit risk.

We have significant portfolios of home equity loans, which are secured by a first or second lien on the borrower’s property. When we hold a second lien on a property which is subordinate to a first lien mortgage held by another lender, both the probability of default and severity of loss risk is generally higher than when we hold both the first and second lien positions. Home equity loans and lines of credit with combined loan-to-value ratios of greater than 80 percent also expose us to greater credit risk than home loans with loan-to-value ratios of 80 percent or less at origination. This greater credit risk arises because, in general, both default risk and the severity of risk is higher when borrowers have less equity in their homes.

We originate Option ARM loans for sale and securitization and for our home loan portfolio. Borrowers with Option ARM loans have the option of making minimum payments based on the rate charged during the introductory period, which is generally lower than the fully-indexed rate. If, as permitted by the loan terms, borrowers continue to make minimum payments after the introductory period ends, those borrowers may experience negative amortization as unpaid interest is deferred and added to the principal amount of the loan. The risk that Option ARM borrowers will be unable to make increased loan payments as a result of negative amortization or as a result of the interest rate on the loan adjusting upward to the fully-indexed rate, both of which can occur simultaneously in certain situations, are the principal risks associated with the Option ARM product.

We originate interest-only loans that we either securitize or hold in our portfolio. Borrowers with interest-only loans are initially required to make payments that are sufficient to cover accrued interest. After a predetermined period (generally five years), the payments are reset to allow the loan to fully amortize over its remaining life. Borrowers with interest-only loans are particularly affected by unemployment, declining housing prices and reduced home price appreciation. Such economic trends could cause the credit performance of interest-only loans to deteriorate with a negative impact on our results.

For further discussion of credit risk, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Credit Risk Management” in our Annual Report on Form 10-K for the year ended December 31, 2006.

We are subject to risks related to credit card operations, and this may adversely affect our credit card portfolio and our ability to continue growing the credit card business.

Credit card lending brings with it certain risks and uncertainties. These include the composition and risk profile of our credit card portfolio and our ability to continue growing the credit card business. The success of the credit card business also depends, in part, on the success of our product development, product rollout efforts and marketing initiatives, including the rollout of credit card products to our existing retail and mortgage loan customers, and our ability to continue to successfully target creditworthy customers. Recent disputes involving the Visa and MasterCard networks, including their membership standards and pricing structures, could also result in changes that would be adverse to the credit card business. For example, in the third quarter of 2007, Visa Inc., Visa USA and Visa International and five of its member banks, including us, reached a settlement agreement with American Express with respect to an antitrust lawsuit against us. In connection with the settlement, we recognized a $38 million charge to noninterest expense in our third quarter 2007 results of operations, and recorded a corresponding liability at September 30, 2007 to establish a litigation settlement reserve, representing our share of the settlement liability. Certain member banks have commenced informal discussions with the Office of the Chief Accountant of the SEC regarding the appropriate accounting treatment of a related judgment sharing agreement among the member banks and Visa. At this time we cannot predict the outcome of these discussions. Other disputes involving Visa and its members remain unresolved. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Credit Card Industry Litigation” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. Changes in interest rates can also negatively affect the credit card business, including costs associated with funding the credit card portfolio, as described above under “Changes in interest rates may adversely affect our business, including net interest income and earnings.”

We are subject to operational risk, which may result in incurring financial and reputational losses.

We are exposed to many types of operational risk, including the risk of fraud by employees or outsiders, the risk of operational errors, including clerical or record-keeping errors or those resulting from faulty or disabled computer or telecommunications systems. Given our high volume of transactions, certain errors may be repeated or compounded before they are discovered and successfully corrected. Our dependence upon automated systems to record and process transactions may further increase the risk that technical system flaws or employee tampering with or manipulation of those systems will result in losses that are difficult to detect.

We may be subject to disruptions of our systems, arising from events that are wholly or partially beyond our control (including, for example, computer viruses or electrical or telecommunications outages), which may give rise to losses in service to customers and to financial loss or liability. We are further exposed to the risk that our external vendors may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors by their respective employees as we are) and to the risk that our (or our vendors’) business continuity and data security systems prove to be inadequate. We rely on offshoring of services to vendors in foreign countries for certain functions and this creates the risk of incurring losses arising from unfavorable political, economic and legal developments in those countries.

We also face the risk that the design of our controls and procedures may prove to be inadequate or are circumvented, thereby causing delays in detection of errors or inaccuracies in data and information. Although we maintain a system of controls designed to keep operational risk at appropriate levels, it is possible that any lapses in the effective operations of our controls and procedures could materially affect our earnings or harm our reputation. In an organization as large and complex as Washington Mutual, lapses or deficiencies in internal control over financial reporting could be material to us.

In addition, we are heavily dependent on the strength and capability of our technology systems which we use both to interface with our customers and to manage our internal financial and other systems. Our ability to run our business in compliance with applicable laws and regulations is dependent on these infrastructures.

We depend on the expertise of key personnel and face competition for talent. Our success depends, in large part, on our ability to hire and retain key people. If we are unable to retain these people and to attract talented people, or if key people fail to perform properly, our business may suffer. For further discussion of operational risks, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Operational Risk Management” in our Annual Report on Form 10-K for the year ended December 31, 2006.

Changes in the regulation of financial services companies, housing government-sponsored enterprises and credit card lenders could adversely affect us.

The banking and financial services industries, in general, are heavily regulated. Proposals for legislation further regulating the banking and financial services industry are continually being introduced in the United States Congress. The agencies regulating the financial services industry also periodically adopt changes to their regulations.

Proposals that are now receiving a great deal of attention and could significantly impact our business include changes to capital requirements, consumer protection initiatives relating to bank overdraft practices, security of customer information, marketing practices, nontraditional mortgage loan products including Option ARM loans and interest-only products, credit card lending practices, fees charged to merchants for credit and debit card transactions and predatory lending. For instance, in June 2007, under the Home Ownership Equity Protection Act, the Federal Reserve Board held a public hearing in order to gather information on how it might use its rulemaking authority to curb abusive lending practices in the home mortgage market, including the subprime sector. There have also been a number of legislative hearings and proposals for increased regulation of residential mortgage lending. For example, the U.S. Senate Banking Committee has issued a Statement of Principles as guidance for companies servicing mortgages of subprime borrowers. The U.S. House of Representatives Financial Services Committee has recently held hearings on home mortgage lending, including predatory lending practices, and may propose new legislation governing the mortgage markets. On December 5, 2007, President Bush proposed a plan for a five year moratorium on interest rate resets for certain subprime mortgages held by qualifying borrowers. Other public officials and private groups have proposed similar plans. In addition, there continues to be a focus on reform of the housing government-sponsored enterprises including the federal home loan bank system. We are unable to predict whether any of these proposals will be implemented or in what form and what effect any such proposal could have on our business or operating results.

It is possible that one or more legislative proposals may be adopted or regulatory changes may be made that would have an adverse effect on our business. For further discussion of the regulation of financial services, see “Regulation and Supervision” in our Annual Report on Form 10-K for the year ended December 31, 2006.

We are subject to significant competition from banking and nonbanking companies.

We operate in a highly competitive environment and expect competition to continue as financial services companies combine to produce larger companies that are able to offer a wide array of financial products and services at competitive prices with attractive terms. In addition, customer convenience and service capabilities, such as product lines offered and the accessibility of services, are significant competitive factors.

Our most direct competition for loans comes from commercial banks, other savings institutions, investment banking firms, national mortgage companies and other credit card lenders. Our most direct competition for deposits comes from commercial banks, other savings institutions and credit unions doing business in our markets. As with all banking organizations, we also experience competition from nonbanking sources, including mutual funds, corporate and government debt securities and other investment alternatives offered within and outside of our primary markets. In addition, technological advances and the growth of e-commerce have made it possible for non-depository institutions to offer products and services that were traditionally offered only by banks. Many of these competitors have fewer regulatory constraints and some have lower cost structures.

In addition, we compete on the basis of transaction execution, innovation and technology. Our industry is subject to rapid and significant technological changes. In order to compete in our industry, we must continue to invest in technologies across all of our businesses, including transaction processing, data management, customer interactions and communications and risk management and compliance systems. We expect that new technologies will continue to emerge, and these new services and technologies could be superior to or render our technologies obsolete. Our future success will depend in part on our ability to continue to develop and adapt to technological changes and evolving industry standards. If we are not able to invest successfully in and compete at the leading edge of technological advances across all of our businesses, our revenues and profitability could suffer.

Our business and earnings are highly sensitive to general business, economic and market conditions, and continued deterioration in these conditions may adversely affect our business and earnings.

Our business and earnings are highly sensitive to general business and economic conditions. These conditions include the slope of the yield curve, inflation, the money supply, the value of the U.S. dollar as compared to foreign currencies, fluctuations in both debt and equity capital markets, and the strength of the U.S. economy and the local economies in which we conduct business. Changes in these conditions may adversely affect our business and earnings. For example, when short-term interest rates rise, there is a lag period until adjustable-rate mortgages reprice. As a result, we may experience compression of our net interest margin with a commensurate adverse effect on earnings. Likewise, as has occurred in recent quarters, our earnings could also be adversely affected when a flat or inverted yield curve develops, as this may inhibit our ability to grow our adjustable-rate mortgage portfolio and may also cause margin compression. A prolonged economic downturn could increase the number of customers who become delinquent or default on their loans, or a rising interest rate environment could increase the negative amortization of Option ARM loans, which may eventually result in increased delinquencies and defaults. Rising interest rates could also decrease customer demand for loans. During 2007, the housing market in the United States (including California and Florida, where the properties securing approximately 46.4% and 9.5%, respectively, of our outstanding mortgage loans by principal balance are located) began to experience significant adverse trends, including accelerating price depreciation in some markets and rising delinquency and default rates. This has resulted in higher levels of charge-offs and provisions for loan and lease losses, which have adversely affected our earnings. In addition, during the second half of 2007, disruptions in the capital markets began to substantially limit the ability of mortgage originators, including ourselves, to sell mortgage loans to the capital markets through whole loan sales or any securitization format. We cannot predict how long these adverse conditions will continue or whether they will worsen materially.

Our business and earnings are significantly affected by the fiscal and monetary policies of the federal government and its agencies. We are particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Federal Reserve policies directly and indirectly influence the yield on our interest-earning assets and the cost of our interest-bearing liabilities. Changes in those policies are beyond our control and are difficult to predict.

We may face damage to our professional reputation and business as a result of allegations and negative public opinion as well as pending and threatened litigation.

Reputational risk, meaning the risk to earnings and capital from negative public opinion, is inherent in our business. Negative public opinion can result from the actual or perceived manner in which we conduct our business activities, which include our sales and trading practices, our loan origination and servicing activities, our retail banking and credit card operations, our management of actual or potential conflicts of interest and ethical issues and our protection of confidential customer information. Negative public opinion can adversely affect our ability to keep and attract customers. We cannot assure you that we will be successful in avoiding damage to our business from reputational risk.

We also face risks arising from any supervisory actions taken by our regulators. Effective October 17, 2007, Washington Mutual Bank consented to the issuance of an OTS cease and desist order requiring Washington Mutual Bank to comply with the Bank Secrecy Act (“BSA”) and to strengthen and improve its programs and controls for compliance with the BSA and related anti-money laundering and other laws and regulations. Although no fines or restrictions on Washington Mutual Bank’s activities have been imposed by the OTS, failure by us to comply with the terms of this order or other applicable laws and regulations could have a material adverse effect on our business, financial condition or operating results.

The volume of claims and amount of damages and penalties claimed in litigation and regulatory proceedings against financial institutions remain high. Substantial legal liability or significant regulatory action against us and our subsidiaries could have material adverse financial effects or cause significant reputational harm to us, which in turn could seriously harm our business prospects. On November 1, 2007, the New York State Attorney General filed a lawsuit against First American Corporation and one of its subsidiaries that acted as an appraisal management company for us alleging, among other things, that we conspired with First American to falsely inflate the valuations done by First American’s appraisers in connection with loans originated by us during the past several years. We were not named in this complaint. Thereafter, three securities class actions were filed against us and certain of our officers alleging that we violated securities laws by allegedly making false and misleading statements and omissions concerning, among other things, the allegations in the New York State Attorney General’s complaint as well as various aspects of our performance and accounting in light of that alleged conspiracy and of changing conditions in the home lending and credit markets. In addition, three shareholder derivative claims have been filed against our board of directors and certain of our officers, as well as three actions asserting claims under the U.S. Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, on behalf of putative classes of participants in or beneficiaries of our 401(k) benefit plan have been filed. These derivative and ERISA actions are based in large part on the allegations in the New York Attorney General’s complaint and the securities class actions. For further discussion of pending legal actions that may affect us, see “Legal Proceedings” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

Risks Relating to the Offering

Our ability to pay dividends on the Series R Preferred Stock will depend upon the operations of our subsidiaries.

We are a holding company and our principal source of cash is dividends and other distributions from our banking and non-banking operating subsidiaries. If we are unable to receive dividends from our operating subsidiaries, we may not be able to pay dividends on the Series R Preferred Stock. Federal laws and regulations limit the amount of dividends and other distributions that our banking subsidiaries, Washington Mutual Bank and Washington Mutual Bank fsb, are permitted to pay or make, and, although Washington Mutual Bank fsb may currently pay dividends to Washington Mutual Bank without prior approval from the OTS, such approval is currently required in connection with the payment of a dividend or the making of a distribution by Washington Mutual Bank to us. Each of Washington Mutual Bank and Washington Mutual

Bank fsb has a policy to remain well capitalized in order to meet capital adequacy requirements under federal law and, accordingly, generally would not pay dividends to the extent payment of the dividend would result in it not being well-capitalized. See “Business — Regulation and Supervision” in our Annual Report on Form 10-K for the year ended December 31, 2006.

We are subject to restrictions on paying cash dividends.

On March 7, 2006, Washington Mutual Preferred Funding (Cayman) I Ltd. issued $750,000,000 of 7.25% Perpetual Non-cumulative Preferred Securities and Washington Mutual Preferred Funding Trust I issued $1,250,000,000 of Fixed-to-Floating Rate Perpetual Non-cumulative Trust Securities. On December 6, 2006, Washington Mutual Preferred Funding Trust II issued $500,000,000 of Fixed-to-Floating Rate Perpetual Non-cumulative Trust Securities. On May 21, 2007, Washington Mutual Preferred Funding Trust III issued $500,000,000 of Fixed-to-Floating Rate Perpetual Non-cumulative Trust Securities. On October 18, 2007, Washington Mutual Preferred Funding Trust IV issued $1,000,000,000 of Fixed-to-Floating Rate Perpetual Non-cumulative Trust Securities. These securities are collectively referred to herein as “Preferred and Trust Securities.” Payments to investors in respect of the Preferred and Trust Securities are funded by distributions on certain series of securities issued by Washington Mutual Preferred Funding LLC, one of our indirect subsidiaries, with similar terms to the relevant series of Preferred and Trust Securities, which we refer to as the “LLC Preferred Securities.”

If for any dividend period full dividends are not paid in respect of the LLC Preferred Securities or the Preferred and Trust Securities, then we generally will be prohibited from declaring or paying any dividends or other distributions, or redeeming, purchasing or acquiring, any of our capital securities, including the Series R Preferred Stock, during the next succeeding dividend period applicable to any of the LLC Preferred Securities or the Preferred and Trust Securities.

In addition, any other financing agreements that we enter into in the future may limit our ability to pay cash dividends on our capital stock, including the Series R Preferred Stock. In the event that any other financing agreements in the future restrict our ability to pay dividends in cash on the Series R Preferred Stock, we may be unable to pay dividends in cash on the Series R Preferred Stock unless we can refinance amounts outstanding under those agreements.

Further, Washington law provides that we may pay dividends on the Series R Preferred Stock only if after payment of such dividends we would be able to pay our liabilities as they become due in the usual course of business and only to the extent by which our total assets after payment of such dividends exceed the sum of our total liabilities plus the amount that, if we were to be dissolved at the time of the distribution, would be needed to satisfy preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distributions. Lastly, even if we are permitted under our contractual obligations and Washington law to pay cash dividends on the Series R Preferred Stock, we may not have sufficient cash to pay dividends in cash on the Series R Preferred Stock.

Dividends on the Series R Preferred Stock are non-cumulative.

Dividends on the Series R Preferred Stock are non-cumulative. Consequently, if our board of directors does not authorize and declare a dividend for any dividend period, holders of the Series R Preferred Stock will not be entitled to receive a dividend for such period, and such undeclared dividend will not accrue and be payable. We will have no obligation to pay dividends for a dividend period after the dividend payment date for such period if our board of directors has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the Series R Preferred Stock. Our board of directors may determine that it would be in our best interest to pay less than the full amount of the stated dividends on the Series R Preferred Stock or no dividend for any quarter even if funds are available. Factors that would be considered by our board of directors in making this determination are our financial condition and capital needs, the impact of current and pending legislation and regulations, economic conditions, tax considerations, and such other factors as our board of directors may deem relevant.

The market price of the Series R Preferred Stock will be directly affected by the market price of our common stock, which may be volatile.

To the extent that a secondary market for the Series R Preferred Stock develops, we believe that the market price of the Series R Preferred Stock will be significantly affected by the market price of our common stock. We cannot predict how the shares of our common stock will trade in the future. This may result in greater volatility in the market price of the Series R Preferred Stock than would be expected for nonconvertible preferred stock. From January 1, 2005 to November 30, 2007, the reported high and low sales prices for our common stock ranged from a low of $16.75 per share to a high of $47.01 per share. The market price of our common stock will likely continue to fluctuate in response to a number of factors including the following, most of which are beyond our control:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigations that involve us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	actions of our current shareholders, including sales of common stock by existing shareholders and our directors and executive officers;

•	changes in the ratings of our other securities;

•	fluctuations in the stock price and operating results of our competitors;

•	regulatory developments; and

•	developments related to the financial services industry.

The market price of our common stock may also be affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the New York Stock Exchange. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and (ii) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market prices of our common stock, and, in turn, the Series R Preferred Stock.

In addition, we expect that the market price of the Series R Preferred Stock will be influenced by yield and interest rates in the capital markets, our creditworthiness and the occurrence of events affecting us that do not require an adjustment to the conversion rate.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock or the Series R Preferred Stock.

Except as described under “Underwriting — Lock-Up Agreements,” we are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock or preferred stock could decline as a result of sales of a large number of shares of common stock or preferred stock or similar securities in the market after this offering or the perception that such sales could occur.

Each share of Series R Preferred Stock will be convertible at the option of the holder thereof into 47.0535 shares of our common stock, subject to anti-dilution adjustments. The conversion of some or all of the Series R Preferred Stock will dilute the ownership interest of our existing common stockholders. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of the outstanding shares of our common stock and the Series R Preferred Stock. In addition, the existence of our Series R Preferred Stock may encourage short selling or arbitrage trading activity by market participants because the conversion of our Series R Preferred Stock could depress the price of our equity securities.

The issuance of additional preferred shares could adversely affect holders of common stock, which may negatively impact your investment.

Our board of directors is authorized to issue additional classes or series of preferred shares without any action on the part of the stockholders. The board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred shares that may be issued, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding up of our business and other terms. If we issue preferred shares in the future that have a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue preferred shares with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected. As noted above, a decline in the market price of the common stock may negatively impact the market price for the Series R Preferred Stock.

Holders of the Series R Preferred Stock will have no rights as holders of common stock until they acquire the common stock.

Until the conversion of your Series R Preferred Stock into common stock, you will have no rights with respect to the common stock, including voting rights (except as described under “Description of Series R Preferred Stock — Voting Rights” and as required by applicable state law), rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, but your investment in our Series R Preferred Stock may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs on or after the applicable conversion date. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock that may occur as a result of such amendment.

You will have limited voting rights.

Until and unless we are in arrears on our dividend payments on the Series R Preferred Stock for six dividend periods, whether consecutive or not, you will have no voting rights except with respect to certain fundamental changes in the terms of the Series R Preferred Stock and certain other matters. If dividends on the Series R Preferred Stock are not paid in full for six dividend periods, whether consecutive or not, the holders of Series R Preferred Stock, acting as a class with any other parity securities having similar voting rights, will have the right to elect two directors to our board. The terms of office of these directors will end when we have paid or set aside for payment full quarterly dividends for four consecutive dividend periods. See “Description of Series R Preferred Stock — Voting Rights.”

The Series R Preferred Stock is a new series of securities and an active trading market for it may not develop.

Prior to this offering, there has been no public market for the Series R Preferred Stock. The Series R Preferred Stock is expected to be listed on the New York Stock Exchange within 30 days of December 17, 2007, the original issue date. There can be no assurance, however, that an active trading market will develop, or if developed, that an active trading market will be maintained. The underwriters have advised us that they intend to facilitate secondary market trading by making a market in the Series R Preferred Stock. However, the underwriters are not obligated to make a market in the Series R Preferred Stock and may discontinue market making activities at any time.

The Series R Preferred Stock will rank junior to all of our and our subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding up.

In the event of bankruptcy, liquidation or winding up, our assets will be available to pay obligations on the Series R Preferred Stock only after all of our liabilities have been paid. In addition, the Series R Preferred Stock will rank in parity with the other series of preferred stock and will effectively rank junior to all existing and future liabilities of our subsidiaries and the capital stock (other than common stock) of the subsidiaries held by entities or persons other than us or entities owned or controlled by us. The rights of holders of the Series R Preferred Stock to participate in the assets of our subsidiaries upon any liquidation, reorganization, receivership or conservatorship of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and equity holders. As of September 30, 2007, we had total consolidated liabilities of approximately $306 billion. In the event of bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of the Series R Preferred Stock then outstanding.

The conversion rate of the Series R Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the Series R Preferred Stock or the common stock issuable upon conversion of the Series R Preferred Stock.

The number of shares of our common stock that you are entitled to receive upon conversion of a share of Series R Preferred Stock is subject to adjustment for certain events arising from increases in cash dividends, dividends or distributions in common stock or other property, certain issuances of stock purchase rights, certain self tender offers, subdivisions, splits and combinations of the common stock and certain other actions by us that modify our capital structure. See “Description of Series R Preferred Stock — Anti-Dilution Adjustments.” We will not adjust the conversion rate for other events, including offerings of common stock for cash by us or in connection with acquisitions. There can be no assurance that an event that adversely affects the value of the Series R Preferred Stock, but does not result in an adjustment to the conversion rate, will not occur. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the Series R Preferred Stock. In addition, except as described under “Underwriting — Lock-Up Agreements,” we are not restricted from offering common stock in the future or engaging in other transactions that could dilute our common stock.

The delivery of additional make-whole shares in respect of conversions following a make-whole acquisition or adjustment to the conversion rate in respect of conversions following a fundamental change may not adequately compensate you.

If a make-whole acquisition occurs prior to conversion, we will, under certain circumstances, increase the conversion rate in respect of any conversions of the Series R Preferred Stock that occur during the period beginning on the effective date of the make-whole acquisition and ending on the date that is 30 days after the effective date by a number of additional shares of common stock. The number of make-whole shares, if any, will be based on the stock price and the effective date of the make-whole acquisition. See “Description of Series R Preferred Stock — Conversion Upon Certain Acquisitions.” Although this adjustment is designed to compensate you for the lost option value of your Series R Preferred Stock, it is only an approximation of such lost value and may not adequately compensate you for your actual loss.

In addition, if a fundamental change occurs prior to conversion, we will, under certain circumstances, increase the conversion rate in respect of any conversions of the Series R Preferred Stock that occur during the period beginning on the effective date of the fundamental change and ending on the date that is 30 days after the effective date. See “Description of Series R Preferred Stock — Conversion Upon Fundamental Change.” However, if the applicable reference price is less than $8.71, holders will receive a maximum of 114.8106 shares of our common stock per share of Series R Preferred Stock, subject to adjustment, which may result in a holder receiving value that is less than the liquidation preference of the Series R Preferred Stock.

Our obligation to deliver make-whole shares or to adjust the conversion rate in respect of conversions following a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness, as applied to such payments.

You may be subject to tax upon an adjustment to the conversion rate of the Series R Preferred Stock even though you do not receive a corresponding cash distribution.

The conversion rate of the Series R Preferred Stock is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash. If you are a non-U.S holder (as defined in “Certain U.S. Federal Income Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be set off against subsequent payments on the Series R Preferred Stock. See “Certain U.S. Federal Income Tax Considerations.”

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $2.9 billion, after expenses and underwriting discounts and commissions. We intend initially to contribute up to $1.0 billion of the net proceeds from this offering to Washington Mutual Bank, our principal bank subsidiary, as additional capital, and retain the remaining net proceeds at our holding company for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED
FIXED CHARGES AND PREFERRED DIVIDENDS

The following table shows our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred dividends on a consolidated basis. The ratio of earnings to fixed charges has been computed by dividing net income plus all applicable income taxes plus fixed charges, by fixed charges. The ratio of earnings to combined fixed charges and preferred dividends has been computed by dividing net income plus all applicable income taxes plus fixed charges, by fixed charges and preferred dividend requirements.

Fixed charges consist of interest expense, either including or excluding interest on deposits as set forth below, and the portion of net rental expense deemed to be equivalent to interest on long-term debt. Interest expense, other than on deposits, includes interest on long-term debt, federal funds purchased and securities sold under agreements to repurchase, mortgages, commercial paper and other funds borrowed. The preferred dividend requirements represent the pretax earnings which would have been required to cover the dividend requirements on our preferred stock outstanding.

	Nine Months
	Ended
	September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002

Earnings to Fixed Charges:
Including interest on deposits	1.31	1.44	1.40	1.68	1.89	2.28	2.02
Excluding interest on deposits	1.77	1.89	1.84	2.30	2.67	3.38	2.88
Earnings to Combined Fixed Charges and Preferred Dividends:
Including interest on deposits	1.30	1.44	1.40	1.68	1.89	2.28	2.02
Excluding interest on deposits	1.75	1.89	1.83	2.30	2.67	3.38	2.87

CAPITALIZATION

The following table sets forth, on a consolidated basis, our capitalization as of September 30, 2007:

•	on an actual basis; and

•	as adjusted to give effect to the issuance by Washington Mutual Preferred Funding Trust IV on October 25, 2007 of $1,000,000,000 of its Fixed-to Floating Rate Perpetual Non-Cumulative Trust Securities, the issuance by us on November 1, 2007 of $500,000,000 of our 7.250% Subordinated Notes due November 1, 2017, and this offering.

You should read the following table together with “Summary — Summary Financial and Other Information” and our consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2007
	Actual	As Adjusted
	($ in millions)

Deposits	$194,280	$194,280
Federal funds purchased and commercial paper	2,482	2,482
Securities sold under agreement to repurchase	4,732	4,732
Advances from Federal Home Loan Banks	52,530	52,530
Other borrowings	40,887	41,384
Other liabilities	8,313	8,313
Minority interests	2,945	3,917

Total liabilities	306,169	307,638
Stockholders’ equity:
Series K preferred stock	492	492
Series R preferred stock(1)	—	2,900
Common stock	—	—
Capital surplus — common stock	2,575	2,575
Accumulated other comprehensive loss	(390)	(390)
Retained earnings	21,264	21,264
Total stockholders’ equity	23,965	26,865
Total liabilities and stockholders’ equity	$330,110	$333,010

Capital Adequacy:
Tangible equity to total tangible assets (2)	5.60%	6.79%
Total risk-based capital to total risk-weighted assets (3)	10.67%	12.43%

(1)	Assumes estimated expenses of this offering that are payable by us will be approximately $2.5 million (excluding underwriting discounts and commissions and the structuring fee described under “Underwriting — Commissions and Expenses”).

(2)	Excludes unrealized net gain/loss on available-for-sale securities and derivatives, goodwill and intangible assets, but includes MSR and transition adjustments related to the adoption of Financial Accounting Standards Board Statement No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans.” These adjustments are applied to both the numerator and the denominator. Minority interests of $2.94 billion for September 30, 2007 are included in the numerator.

(3)	Estimate of what the total risk-based capital to total risk-weighted assets ratio would be if Washington Mutual, Inc. were a bank holding company subject to the regulatory capital guidelines of the Federal Reserve Board. The amounts and components of total risk-based capital included in this estimate are based on our judgment of what may be included as such capital under the Federal Reserve Board’s regulatory capital guidelines and are not reported to or approved by the Federal Reserve Board.

DESCRIPTION OF SERIES R PREFERRED STOCK

This prospectus supplement summarizes specific terms and provisions of the Series R Preferred Stock. Terms that apply generally to our preferred stock are described in the “Description of Capital Stock — Preferred Stock” section of the accompanying prospectus. The following summary of the terms and provisions of the Series R Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our amended and restated articles of incorporation, including the articles of amendment creating the Series R Preferred Stock, which will be incorporated by reference in the registration statement that we filed with the SEC. You should read our articles of incorporation, including the articles of amendment, for the provisions that are important to you.

As used in this section, the terms the “us,” “we” or “our” refer to Washington Mutual, Inc. and not any of its subsidiaries.

General

Our amended and restated articles of incorporation authorize the issuance of 10,000,000 preferred shares, with no par value. When issued, the Series R Preferred Stock will constitute a single series of our preferred shares, consisting of 3,000,000 shares, no par value and liquidation preference $1,000 per share. The holders of the Series R Preferred Stock will have no preemptive rights. All of the shares of the Series R Preferred Stock, when issued and paid for, will be validly issued, fully paid and non-assessable.

The Series R Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (1) on a parity with our outstanding Series K Preferred Stock and any Series I Preferred Stock, Series J Preferred Stock, Series L Preferred Stock, Series M Preferred Stock and Series N Preferred Stock we may issue in the future and each other class or series of preferred stock we may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Series R Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of Washington Mutual (collectively, the “parity securities”) and (2) senior to our common stock, our Series RP Preferred Stock and each other class or series of preferred stock we may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Series R Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of Washington Mutual (collectively, the “junior securities”). As of September 30, 2007, no class or series of our preferred stock is outstanding other than 500 shares of our Series K Preferred Stock. See “Description of Other Preferred Stock” for a description of our preferred shares.

We will not be entitled to issue any class or series of our capital stock, the terms of which provide that such class or series will rank senior to the Series R Preferred Stock as to payment of dividends or distribution of assets upon our liquidation, dissolution or winding up, without the approval of the holders of at least two-thirds of the shares of our Series R Preferred Stock then outstanding and any class or series of parity securities then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series. See “— Voting Rights.”

As of the date of this prospectus supplement, we are authorized to issue up to 1,600,000,000 shares of common stock, with no par value. As of September 30, 2007, 868,802,015 shares of common stock (including shares held in escrow) were issued and outstanding.

Under Washington law, we may declare or pay dividends on the Series R Preferred Stock only if after payment of such dividends we would be able to pay our liabilities as they become due in the usual course of business and only to the extent by which our total assets after payment of such dividends exceed the sum of our total liabilities plus the amount (the “preference amount”) that, if we were to be dissolved at the time of the distribution, would be needed to satisfy preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distributions. When the need to make these determinations arises, our board of directors will determine the amount of our total assets, total liabilities and preference amount in accordance with Washington law.

Dividends

Dividends on the Series R Preferred Stock will be payable quarterly, if, when and as declared by our board of directors out of legally available funds, on a non-cumulative basis on the $1,000 per share liquidation preference, at an annual rate equal to 7.75%. Subject to the foregoing, dividends will be payable in arrears on March 15, June 15, September 15 and December 15 of each year (each, a “dividend payment date”) commencing on March 15, 2008 or, if any such day is not a business day, the next business day. Each dividend will be payable to holders of record as they appear on our stock register on the first day of the month in which the relevant dividend payment date occurs. Each period from and including a dividend payment date (or the date of the issuance of the Series R Preferred Stock) to but excluding the following dividend payment date is herein referred to as a “dividend period.” Dividends payable for each dividend period will be computed on the basis of the actual number of days elapsed in the period divided by 360. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other amount will accrue on the dividend so payable for the period from and after that dividend payment date to the date the dividend is paid.

Dividends on the Series R Preferred Stock will be non-cumulative. If for any reason our board of directors does not declare full cash dividends on the Series R Preferred Stock for a dividend period, we will have no obligation to pay any dividends for that period, whether or not our board of directors declares dividends on the Series R Preferred Stock for any subsequent dividend period.

We are not obligated to and will not pay holders of the Series R Preferred Stock any interest or sum of money in lieu of interest on any dividend not paid on a dividend payment date. We are also not obligated to and will not pay holders of the Series R Preferred Stock any dividend in excess of the dividends on the Series R Preferred Stock that are payable as described above.

There is no sinking fund with respect to dividends.

For a discussion of the tax consequences of dividends paid on the Series R Preferred Stock, see “Certain U.S. Federal Income Tax Considerations — U.S. Holders — Dividends” and “Certain U.S. Federal Income Tax Considerations — Non-U.S. Holders — Dividends.”

Dividend Stopper

In addition, if full quarterly dividends on all outstanding shares of the Series R Preferred Stock for any dividend period have not been declared and paid, we will be prohibited from declaring or paying dividends with respect to, or redeeming, purchasing or acquiring any of, our junior securities during the next succeeding dividend period, other than:

(i) redemptions, purchases or other acquisitions of junior securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or stockholder stock purchase plan;

(ii) any declaration of a dividend in connection with any stockholder’s rights plan, including with respect to our Series RP Preferred Stock, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant thereto; and

(iii) conversions into or exchanges for other junior securities and cash solely in lieu of fractional shares of the junior securities.

If dividends for any dividend payment date are not paid in full on the shares of the Series R Preferred Stock and there are issued and outstanding shares of parity securities for which such dividend payment date is also a scheduled dividend payment date, then all dividends declared on shares of the Series R Preferred Stock and such parity securities on such date shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full quarterly dividends per share on the shares of the Series R Preferred Stock and all such parity securities otherwise payable on such date (subject to their having been declared by the board of directors out of legally available funds and including, in the case of any such parity securities that bear cumulative dividends, all accrued but unpaid dividends) bear to each other.

Redemption

The Series R Preferred Stock will not be redeemable either of our option or at the option of the holders.

Optional Conversion Right

Each share of the Series R Preferred Stock may be converted at any time, at the option of the holder, into 47.0535 shares of our common stock (which reflects an approximate initial conversion price of $21.25 per share of common stock ) plus cash in lieu of fractional shares, subject to anti-dilution adjustments (such price or adjusted price, the “conversion price”).

The conversion rate and the corresponding conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time.

If the conversion date is prior to the record date for any declared dividend for the dividend period in which you elect to convert, you will not receive any declared dividends for that dividend period. If the conversion date is after the record date for any declared dividend and prior to the dividend payment date, you will receive that dividend on the relevant dividend payment date if you were the holder of record on the record date for that dividend; however, whether or not you were the holder of record on the record date, you must pay to the conversion agent when you convert your shares of Series R Preferred Stock an amount in cash equal to the full dividend actually paid on the dividend payment date for the then-current dividend period on the shares being converted, unless your shares of Series R Preferred Stock are being converted as a consequence of a mandatory conversion at our option, a make-whole acquisition or a fundamental change as described below under “— Mandatory Conversion at Our Option,” “— Conversion Upon Certain Acquisitions” and “— Conversion Upon Fundamental Change,” respectively.

Mandatory Conversion at Our Option

On or after December 18, 2012, we may, at our option, at any time or from time to time cause some or all of the Series R Preferred Stock to be converted into shares of our common stock at the then applicable conversion rate. We may exercise our conversion right if, for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, ending on the trading day preceding the date we give notice of mandatory conversion, the closing price of our common stock exceeds 130% of the then applicable conversion price of the Series R Preferred Stock.

If less than all of the Series R Preferred Stock are converted, the conversion agent will select the Series R Preferred Stock to be converted by lot, or on a pro rata basis or by another method the conversion agent considers fair and appropriate, including any method required by DTC or any successor depositary. If the conversion agent selects a portion of your Series Preferred Stock for partial mandatory conversion and you convert a portion of the same share of Series R Preferred Stock, the converted portion will be deemed to be from the portion selected for mandatory conversion.

The “closing price” of the common stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of our common stock on the New York Stock Exchange on that date. If the common stock is not traded on the New York Stock Exchange on any date of determination, the closing price of the common stock on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which our common stock is so listed or quoted, or, if no closing price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which our common stock is so listed or quoted, or if the common stock are not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the common stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

A “trading day” is a day on which the shares of our common stock:

•	are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

•	have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock.

For purposes of this prospectus supplement, all references to the closing price and last reported sale price of the common stock on the New York Stock Exchange shall be such closing price and last reported sale price as reflected on the website of the New York Stock Exchange (http://www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the New York Stock Exchange shall govern.

To exercise the mandatory conversion right described above, we must provide a notice of such conversion to each holder of our Series R Preferred Stock or issue a press release for publication and make this information available on our website. The conversion date will be a date selected by us (the “mandatory conversion date”) and will be no more than 20 days after the date on which we provide such notice of mandatory conversion or issue such press release. In addition to any information required by applicable law or regulation, the notice of mandatory conversion and press release shall state, as appropriate:

•	the mandatory conversion date;

•	the number of shares of our common stock to be issued upon conversion of each share of Series R Preferred Stock; and

•	the number of shares of Series R Preferred Stock to be converted.

Conversion Procedures

Conversion into shares of our common stock will occur on the mandatory conversion date or any applicable conversion date (as defined below). On the mandatory conversion date, certificates representing shares of our common stock will be issued and delivered to you or your designee upon presentation and surrender of the certificate evidencing the Series R Preferred Stock to the conversion agent if shares of the Series R Preferred Stock are held in certificated form, and upon compliance with some additional procedures described below. If a holder’s interest is a beneficial interest in a global certificate representing Series R Preferred Stock, a book-entry transfer through DTC will be made by the conversion agent upon compliance with the depositary’s procedures for converting a beneficial interest in a global security.

On the date of any conversion at the option of the holders, if a holder’s interest is in certificated form, a holder must do each of the following in order to convert:

•	complete and manually sign the conversion notice provided by the conversion agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the shares of Series R Preferred Stock to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to any declared and unpaid dividend payable on the next dividend payment date to which such holder is entitled.

If a holder’s interest is a beneficial interest in a global certificate representing Series R Preferred Stock, in order to convert a holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global security.

The date on which a holder complies with the foregoing procedures is the “conversion date.”

The conversion agent for the Series R Preferred Stock is initially the transfer agent. A holder may obtain copies of the required form of the conversion notice from the conversion agent. The conversion agent will, on a holder’s behalf, convert the Series R Preferred Stock into shares of our common stock, in accordance with the terms of the notice delivered by us described below. Payments of cash for dividends and in lieu of fractional shares and, if shares of our common stock are to be delivered, a stock certificate or certificates, will be delivered to the holder, or in the case of global certificates, a book-entry transfer through DTC will be made by the conversion agent.

The person or persons entitled to receive the shares of common stock issuable upon conversion of the Series R Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date. Prior to the close of business on the applicable conversion date, the shares of common stock issuable upon conversion of the Series R Preferred Stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Series R Preferred Stock.

Conversion Upon Certain Acquisitions

General.  The following provisions will apply if, prior to the conversion date, one of the following events occur:

•	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common stock; or

•	consummation of any consolidation or merger of us or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries, in each case pursuant to which our common stock will be converted into cash, securities or other property.

These transactions are referred to as “make-whole acquisitions”; provided, however that a make-whole acquisition will not be deemed to have occurred if at least 90% of the consideration received by holders of our common stock in the transaction or transactions consists of shares of common stock or American Depositary Receipts in respect of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with a make-whole acquisition.

The phrase “all or substantially all” of our assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets.

Upon a make-whole acquisition, we will, under certain circumstances, increase the conversion rate in respect of any conversions of the Series R Preferred Stock that occur during the period (the “make-whole acquisition conversion period”) beginning on the effective date of the make-whole acquisition (the “effective date”) and ending on the date that is 30 days after the effective date, by a number of additional shares of common stock (the “make-whole shares”) as described below.

We will notify holders, at least 20 days prior to the anticipated effective date of such make-whole acquisition, of the anticipated effective date of such transaction. The notice will specify the anticipated effective date of the make-whole acquisition and the date by which each holder’s make-whole acquisition conversion right must be exercised. We will also notify holders on the effective date of such make-whole acquisition specifying, among other things, the date that is 30 days after the effective date, the number of make-whole shares and the amount of the cash, securities and other consideration receivable by the holder upon conversion. To exercise the make-whole acquisition conversion right, a holder must deliver to the conversion agent, on or before the close of business on the date specified in the notice, the certificate evidencing such holder’s shares of the Series R Preferred Stock, if the Series R Preferred Stock are held in certificated form. If a holder’s interest is a beneficial interest in a global certificate representing Series R Preferred Stock, in order to convert a holder must comply with the requirements listed above under “— Conversion Procedures” and comply with the depositary’s procedures for converting a beneficial interest in a global security. The date that the holder complies with these requirements is referred to as the “make-whole conversion date.” If a holder does not elect to exercise the make-whole acquisition conversion right, such holder’s shares of the Series R Preferred Stock will remain outstanding but will not be eligible to receive make-whole shares.

Make-Whole Shares.  The following table sets forth the number of make-whole shares per share of Series R Preferred Stock for each stock price and effective date set forth below:

	Stock Price
Effective Date	$17.42	$18	$19	$20	$21	$22.5	$25	$27.5	$30	$35	$40	$50	$75	$100	$150

12/17/2007	10.3518	10.0182	9.4909	9.0164	8.5870	8.0146	6.9301	6.0271	5.3122	4.2519	3.5065	2.5315	1.3391	0.7867	0.2957

12/15/2008	10.3518	10.0182	9.4909	8.8877	8.2210	7.3636	6.2285	5.3658	4.6931	3.7169	3.0479	2.1939	1.1693	0.6942	0.2645

12/15/2009	10.3518	9.6391	8.7506	7.9822	7.3149	6.4651	5.3622	4.5419	3.9157	3.0400	2.4681	1.7647	0.9503	0.5718	0.2214

12/15/2010	10.3518	8.7339	7.8038	7.0020	6.3141	5.4400	4.3369	3.5444	2.9678	2.2153	1.7606	1.2470	0.6831	0.4190	0.1673

12/15/2011	10.3518	7.9063	6.8924	6.0099	5.2437	4.2824	3.0861	2.2864	1.7524	1.1682	0.8920	0.6270	0.3553	0.2248	0.0966

12/15/2012	10.3518	7.5718	6.4538	5.4498	4.5436	3.3464	1.6714	0.2498	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Thereafter	10.3518	7.5718	6.4538	5.4498	4.5436	3.3464	1.6714	0.2498	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The number of make-whole shares will be determined by reference to the table above and is based on the effective date and the price (the “stock price”) paid per share of our common stock in such transaction. If the holders of our shares of common stock receive only cash in the make-whole acquisition, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the average of the closing price per share of our common stock on the 10 trading days up to but not including the effective date.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the Series R Preferred Stock is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. Each of the number of make-whole shares in the table will be subject to adjustment in the same manner as the conversion rate as set forth under “— Anti-Dilution Adjustments.”

The exact stock price and effective dates may not be set forth on the table, in which case:

•	if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the number of make-whole shares will be determined by straight-line interpolation between the number of make-whole shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $150.00 per share (subject to adjustment as described above), no make-whole shares will be issued upon conversion of the Series R Preferred Stock; and

•	if the stock price is less than $17.42 per share (subject to adjustment as described above), no make-whole shares will be issued upon conversion of the Series R Preferred Stock.

Our obligation to deliver make-whole shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness, as applied to such payments.

Conversion Upon Fundamental Change

If the reference price (as defined below) in connection with a fundamental change (as defined below) is less than the applicable conversion price, each share of Series R Preferred Stock may be converted during the period beginning on the effective date of the fundamental change and ending on the date that is 30 days after the effective date of such fundamental change at an adjusted conversion price equal to the greater of (1) the reference price and (2) $8.71, which is 50% of the closing price of our common stock on the date of this prospectus supplement, subject to adjustment (the “base price”). The base price will be adjusted as of any date the conversion rate of the Series R Preferred Stock is adjusted. The adjusted base price will equal the base price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. If the reference price is less than the base price, holders will receive a maximum of 114.8106 shares of our common stock per share of Series R Preferred Stock, subject to adjustment, which may result in a holder receiving value that is less than the liquidation preference of the Series R Preferred Stock. In lieu of issuing common stock upon conversion in the event of a fundamental change, we may at our option, and if we obtain any necessary regulatory approval, make a cash payment equal to the reference price for each share of common stock otherwise issuable upon conversion.

The “reference price” is the price paid per share of common stock in such fundamental change. If the holders of our shares of common stock receive only cash in the fundamental change, the reference price shall be the cash amount paid per share. Otherwise the reference price shall be the average of the closing price per share of our common stock on the 10 trading days up to but not including the effective date of the fundamental change.

A “fundamental change” will have deemed to have occurred upon the occurrence of any of the following:

(a)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common stock; or

(b)	consummation of any consolidation or merger of us or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries, in each case pursuant to which our shares of common stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person immediately after the transaction; or

(c)	our common stock ceases to be listed on a U.S. national securities exchange or another over-the-counter market in the United States (other than as a result of a transaction described in paragraph (b) above);

provided, however, that a fundamental change with respect to clauses (a) or (b) above will not be deemed to have occurred if at least 90% of the consideration in the transaction or transactions consists of common stock or American Depositary Receipts in respect of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with a fundamental change.

The phrase “all or substantially all” of our assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets.

Reorganization Events

In the event of:

(a)	any consolidation or merger of us with or into another person in each case pursuant to which our common stock will be converted into cash, securities or other property of us or another person;

(b)	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets, in each case pursuant to which our common stock will be converted into cash, securities or other property;

(c)	any reclassification of the common stock into securities, including securities other than the common stock; or

(d)	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition),

each of which is referred to as a “reorganization event,” each share of the Series R Preferred Stock outstanding immediately prior to such reorganization event will, without the consent of the holders of the Series R Preferred Stock, become convertible into the kind of securities, cash and other property receivable in such reorganization event by a holder of the shares of our common stock that was not the counterparty to the reorganization event or an affiliate of such other party (such securities, cash and other property, the “exchange property”). In the event that holders of the shares of our common stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the holders of the Series R Preferred Stock are entitled to receive will be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of our common stock that affirmatively make an election. Holders have the right to convert their shares of Series R Preferred Stock in the event of certain acquisitions as described under “— Conversion Upon Certain Acquisitions” and “— Conversion Upon Fundamental Change.” In connection with certain reorganization events, holders of the Series R Preferred Stock may have the right to vote as a class, see “— Voting Rights.”

Anti-Dilution Adjustments

The conversion rate will be adjusted in the following circumstances:

(1) Stock Dividend Distributions. If we pay dividends or other distributions on the common stock in common stock, then the conversion rate in effect immediately prior to the ex-date for such dividend or distribution will be multiplied by the following fraction:

OS1
OSo

Where,

OSo =	the number of shares of common stock outstanding immediately prior to ex-date for such dividend or distribution.

OS1 =	the sum of the number of shares of common stock outstanding immediately prior to the ex-date for such dividend or distribution plus the total number of shares of our common stock constituting such dividend.

(2) Subdivisions, Splits and Combination of the Common Stock. If we subdivide, split or combine the shares of common stock, then the conversion rate in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS1
OSo

Where,

OSo =	the number of shares of common stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 =	the number of shares of common stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

(3) Issuance of Stock Purchase Rights. If we issue to all holders of the shares of our common stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of our common stock at less than the current market price, as defined below, of the common stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the conversion rate in effect immediately prior to the ex-date for such distribution will be multiplied by the following fraction:

OSo + X
OSo + Y

Where,

OSo =	the number of shares of common stock outstanding immediately prior to the ex-date for such distribution.

X =	the total number of shares of common stock issuable pursuant to such rights or warrants.

Y =	the number of shares of common stock equal to the aggregate price payable to exercise such rights or warrants divided by the current market price.

To the extent that such rights or warrants are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the conversion rate shall be readjusted to such conversion rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining the aggregate offering price payable for such shares of our common stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by our board of directors).

(4) Debt or Asset Distributions. If we distribute to all holders of shares of our common stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (1) above, any rights or warrants referred to in clause (3) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the conversion rate in effect immediately prior to the ex-date for such distribution will be multiplied by the following fraction:

SP0
SP0 − FMV

Where,

SP0 =	the current market price per share of common stock on such date.

FMV =	the fair market value of the portion of the distribution applicable to one share of common stock on such date as determined by our board of directors.

In a “spin-off,” where we make a distribution to all holders of our shares of common stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the conversion rate will be adjusted on the fifteenth trading day after the effective date of the distribution by multiplying such conversion rate in effect immediately prior to such fifteenth trading day by the following fraction:

MP0 + MPs
MP0

Where,

MP0 =	the average of the closing prices of the common stock over the first ten trading days commencing on and including the fifth trading day following the effective date of such distribution.

MPs =	the average of the closing prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of common stock over the first ten trading days commencing on and including the fifth trading day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of our common stock on such date as determined by our board of directors.

(5) Cash Distributions. If we make a distribution consisting exclusively of cash to all holders of the common stock, excluding (a) any cash dividend on the common stock to the extent that the aggregate cash dividend per share of the common stock does not exceed $0.15 in any fiscal quarter (the “dividend threshold amount”), (b) any cash that is distributed in a reorganization event (as described below) or as part of a “spin-off” referred to in clause (4) above, (c) any dividend or distribution in connection with our liquidation, dissolution or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries, then in each event, the conversion rate in effect immediately prior to the ex-date for such distribution will be multiplied by the following fraction:

SP0
SP0 − DIV

Where,

SP0 =	the closing price per share of common stock on the ex-date.

DIV =	the amount per share of common stock of the dividend or distribution, as determined pursuant to the following paragraph.

If an adjustment is required to be made as set forth in this clause as a result of a distribution (1) that is a regularly scheduled quarterly dividend, such adjustment would be based on the amount by which such dividend exceeds the dividend threshold amount or (2) that is not a regularly scheduled quarterly dividend, such adjustment would be based on the full amount of such distribution.

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the conversion rate is adjusted; provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate pursuant to this clause (5).

(6) Self Tender Offers and Exchange Offers. If we or any of our subsidiaries successfully complete a tender or exchange offer for our common stock where the cash and the value of any other consideration included in the payment per share of the common stock exceeds the closing price per share of the common stock on the trading day immediately succeeding the expiration of the tender or exchange offer, then the conversion rate in effect at the close of business on such immediately succeeding trading day will be multiplied by the following fraction:

AC + (SP0 x OS1)
OS0 x SP0

Where,

SP0 =	the closing price per share of common stock on the trading day immediately succeeding the expiration of the tender or exchange offer.

OS0 =	the number of shares of common stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1 =	the number of shares of common stock outstanding immediately after the expiration of the tender or exchange offer.

AC =	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by our board of directors.

In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the conversion rate shall be readjusted to be such conversion rate that would then be in effect if such tender offer or exchange offer had not been made.

(7) Rights Plans. To the extent that we have a rights plan in effect with respect to the common stock on any conversion date, upon conversion of any shares of the Series R Preferred Stock, you will receive, in addition to the shares of our common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from the shares of our common stock, in which case the conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of the common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In addition, we may make such increases in the conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of the common stock resulting from any dividend or distribution of the shares (or issuance of rights or warrants to acquire the shares) or from any event treated as such for income tax purposes or for any other reason.

For a discussion of the tax consequences of a change in the conversion rate, see “Certain U.S. Federal Income Tax Considerations — U.S. Holders — Adjustment of Conversion Rate” and “Certain U.S. Federal Income Tax Considerations — Non-U.S. Holders — Dividends” in this prospectus supplement.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in the conversion rate. If any adjustment is not required to be made because it would not change the conversion rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided that on a mandatory conversion date or the effective date of a make-whole acquisition or a fundamental change, adjustments to the conversion rate will be made with respect to any such adjustment carried forward that has not been taken into account before such date.

No adjustment to the conversion rate will be made if holders may participate in the transaction that would otherwise give rise to such adjustment as a result of holding the Series R Preferred Stock, without having to convert the Series R Preferred Stock, as if they held the full number of shares of common stock into which a share of the Series R Preferred Stock may then be converted.

The applicable conversion rate will not be adjusted:

(a) upon the issuance of any shares of common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the securities and the investment of additional optional amounts in common stock under any plan;

(b) upon the issuance of any shares of common stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

(c) upon the issuance of any shares of common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the shares of Series R Preferred Stock were first issued;

(d) for a change in the par value or no par value of the common stock; or

(e) for accrued and unpaid dividends on the Series R Preferred Stock.

We will be required, as soon as practicable after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of Series R Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the conversion rate was determined and setting forth the revised conversion rate.

The “current market price” on any date is the average of the daily closing price per share of the common stock or other securities on each of the five consecutive trading days preceding the earlier of the day before the date in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. The term “ex-date,” when used with respect to any such issuance or distribution, means the first date on which the common stock or other securities trade without the right to receive such issuance or distribution.

Fractional Shares

No fractional shares of our common stock will be issued to holders of the Series R Preferred Stock upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of shares of the Series R Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the closing price per share of our common stock determined as of the second trading day immediately preceding the effective date of conversion.

If more than one share of the Series R Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series R Preferred Stock so surrendered.

Common Stock Rights

Reference is made to the “Description of Capital Stock — Common Stock” in the accompanying prospectus for a description of the rights of holders of common stock to be delivered upon conversion of the Series R Preferred Stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of Series R Preferred Stock at the time outstanding will be entitled to receive liquidating distributions in the amount of $1,000 per share of Series R Preferred Stock, plus an amount equal to any declared but unpaid dividends thereon, out of assets legally available for distribution to our stockholders, before any distribution of assets is made to the holders of our common stock or any other junior securities. After payment of the full amount of such liquidating distributions, the holders of Series R Preferred Stock will not be entitled to any further participation in any distribution of assets by, and will have no right or claim to any of our remaining assets.

In the event that our assets available for distribution to stockholders upon any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series R Preferred Stock and the corresponding amounts payable on any parity securities, the holders of Series R Preferred Stock and the holders of such other parity securities will share ratably in any distribution of our assets in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

For such purposes, our consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into us, or the sale of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution, or winding-up.

Voting Rights

Except as provided below, the holders of the Series R Preferred Stock will have no voting rights.

Washington law attaches mandatory voting rights to classes or series of shares that are affected by certain amendments to the articles of incorporation. The holders of the outstanding shares of a class or series are entitled to vote as a separate voting group if stockholder voting is otherwise required by Washington law and if the amendment would:

•	increase the aggregate number of authorized shares of the class or series;

•	effect an exchange or reclassification of all or part of the issued and outstanding shares of the class or series into shares of another class or series, thereby adversely affecting the holders of the shares so exchanged or reclassified;

•	change the rights, preferences, or limitations of all or part of the issued and outstanding shares of the class or series, thereby adversely affecting the holders of shares of the class or series;

•	change all or part of the issued and outstanding shares of the class or series into a different number of shares of the same class or series, thereby adversely affecting the holders of shares of the class or series;

•	create a new class or series of shares having rights or preferences with respect to dividends or other distributions or to dissolution that are, or upon designation by the board of directors may be, prior, superior, or substantially equal to the shares of the class or series;

•	increase the rights or preferences with respect to distributions, or on liquidations or dissolution, or the number of authorized shares of any class or series that, after giving effect to the amendment, has rights or preferences with respect to distributions, or on liquidations or dissolution that are, or upon designation by the board of directors may be prior, superior, or substantially equal to the shares of the class or series;

•	limit or deny an existing pre-emptive right of all or part of the shares of the class or series;

•	cancel or otherwise adversely affect rights to distributions that have accumulated but not yet been declared on all or part of the shares of the class or series; or

•	effect a redemption or cancellation of all or part of the shares of the class or series in exchange for cash or any other form of consideration other than shares of the corporation.

Holders of the outstanding shares of a class or series of stock are entitled under Washington law to vote as a separate voting group with respect to a merger or share exchange if stockholder voting is otherwise required by Washington law and if, as a result of the merger or share exchange, holders of a part or all of the class or series would hold or receive:

•	shares of any class or series of the surviving or acquiring corporation, or of any parent corporation of the surviving corporation, and either (i) that class or series has a greater number of authorized shares than the class or series held by the holders, or (ii) there is a change in the number of shares held by the holders or in the rights, preferences or limitations of the shares or the class or series and the change adversely affects the holders;

•	shares of any class or series of the surviving or acquiring corporation, or of any parent corporation of the surviving corporation, and such holders would be, as compared to their circumstances prior to the merger or exchange, adversely affected by the creation, existence, number of authorized shares or rights or preferences of another series that may be prior, superior or substantially equal to the shares to be received by such holders; or

•	cash or any other property other than shares of the surviving or acquiring corporation or of any parent corporation of the surviving corporation.

Under Washington law, if any class or series of shares is entitled to vote as a group in connection with an amendment of the articles of incorporation, a merger or a share exchange, such class or series and any other classes or series affected in a substantially similar way will vote together as a single voting group unless otherwise provided in the articles or by the board of directors.

Washington law permits these statutory voting rights to be expanded or, in certain circumstances, limited in the designation of the terms of a class or series. The statutory voting rights of the holders of Series R Preferred Stock will be expanded and, in certain circumstances, limited as described below.

If after issuance of the Series R Preferred Stock we fail to pay, or declare and set aside for payment, full quarterly dividends on the Series R Preferred Stock or any other class or series of parity securities for six dividend periods, whether consecutive or not, or their equivalent, the authorized number of our directors will be increased by two. Subject to compliance with any requirement for regulatory approval of, or non-objection to, persons serving as directors, the holders of Series R Preferred Stock, voting together as a single and separate class with the holders of any outstanding parity securities having similar voting rights (the “Voting Parity Securities”), will have the right to elect two directors in addition to the directors then in office at our next annual meeting of stockholders. This right will continue at each subsequent annual meeting until we pay dividends in full on the Series R Preferred Stock and any Voting Parity Securities for three consecutive dividend periods or their equivalent and pay or declare and set aside for payment dividends in full for the fourth consecutive dividend period or its equivalent.

The term of such additional directors will terminate, and the total number of directors will be decreased by two after we pay dividends in full for three consecutive dividend periods or their equivalent and declare and pay or set aside for payment dividends in full on the Series R Preferred Stock and any Voting Parity Securities for the fourth consecutive dividend period or its equivalent or, if earlier, upon the conversion of all of the shares of Series R Preferred Stock. After the term of such additional directors terminates, the holders of the Series R Preferred Stock will not be entitled to elect additional directors unless full quarterly dividends on the Series R Preferred Stock have again not been paid or declared and set aside for payment for six future dividend periods.

Any additional director elected by the holders of the Series R Preferred Stock and the Voting Parity Securities may only be removed by the vote of the holders of record of the outstanding Series R Preferred Stock and Voting Parity Securities, voting together as a single and separate class, at a meeting of our stockholders called for that purpose. Any vacancy created by the removal of any such director may be filled only by the vote of the holders of the outstanding Series R Preferred Stock and Voting Parity Securities, voting together as a single and separate class.

So long as any shares of Series R Preferred Stock are outstanding, the vote or consent of the holders of at least two-thirds of the shares of Series R Preferred Stock at the time outstanding, voting as a class with all other series of preferred stock ranking equally with the Series R Preferred Stock and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Washington law:

•	any amendment, alteration or repeal of any provision of our amended and restated articles of incorporation (including the articles of amendment creating the Series R Preferred Stock) or our bylaws that would alter or change the voting powers, preferences or special rights of the Series R Preferred Stock so as to affect them adversely;

•	any amendment or alteration of our amended and restated articles of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of our capital stock ranking prior to the Series R Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or our winding-up; or

•	the consummation of a binding share exchange or reclassification involving the Series R Preferred Stock or a merger or consolidation of us with another entity, except that holders of Series R Preferred Stock will have no right to vote under this provision or otherwise under Washington law if in each case

(i) the Series R Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (ii) such Series R Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series R Preferred Stock, taken as a whole;

provided, however, that any increase in the amount of the authorized or issued Series R Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series R Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon our liquidation, dissolution or winding-up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series R Preferred Stock and, notwithstanding any provision of Washington law, holders of Series R Preferred Stock will have no right to vote on such an increase.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock (including the Series R Preferred Stock for this purpose), then only those series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series R Preferred Stock shall have been converted into shares of our common stock.

Miscellaneous

We will at all times reserve and keep available out of the authorized and unissued shares of our common stock or shares held in the treasury by us, solely for issuance upon the conversion of the Series R Preferred Stock, that number of shares of common stock as shall from time to time be issuable upon the conversion of all the Series R Preferred Stock then outstanding. Any shares of the Series R Preferred Stock converted into shares of our common stock or otherwise reacquired by us shall resume the status of authorized and unissued preferred shares, undesignated as to series, and shall be available for subsequent issuance.

Transfer Agent, Registrar, Paying Agent and Conversion Agent

Mellon Investor Services LLC will act as transfer agent, registrar and paying agent for the payment of dividends for the Series R Preferred Stock and the conversion agent for the conversion of the Series R Preferred Stock.

Title

We and the transfer agent, registrar, paying agent and conversion agent may treat the registered holder of the Series R Preferred Stock as the absolute owner of the Series R Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

Book-Entry, Delivery and Form

The Depository Trust Company will act as securities depositary for the Series R Preferred Stock. The Series R Preferred Stock will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate number of shares of the Series R Preferred Stock, will be issued and deposited with or on behalf of the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in the Series R Preferred Stock so long as the Series R Preferred Stock is represented by global security certificates.

The depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc., collectively referred to as participants. Access to the depositary system is also available to others, including securities brokers and dealers, bank and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant, collectively referred to as indirect participants. The rules applicable to the depositary and its participants are on file with the SEC.

Except as otherwise required by applicable law, no shares of the Series R Preferred Stock represented by global security certificates may be exchanged in whole or in part for the Series R Preferred Stock registered, and no transfer of global security certificates will be made in whole or in part for the Series R Preferred Stock registered, and no transfer of global security certificates in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary, unless (i) the depositary has notified us that it is unwilling or unable to continue as depositary for the global security certificates and we do not appoint a qualified replacement within 90 days; (ii) the depositary has ceased to be qualified to act as such and we do not appoint a qualified replacement within 90 days; or (iii) we decide to discontinue the use of book-entry transfer through the depositary (or any successor depositary). All of the Series R Preferred Stock represented by one or more global security certificates or any portion of them will be registered in those names as the depositary may direct.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or that nominee will be considered the sole owner and holder of the global security certificates and all of the Series R Preferred Stock represented by those certificates for all purposes under the Series R Preferred Stock. Notwithstanding the foregoing, nothing herein shall prevent us or any of our agents or the registrar or any of its agents from giving effect to any written certification, proxy or other authorization furnished by the depositary or impair, as between the depositary and its members or participants, the operation of customary practices of the depositary governing the exercise of the rights of a holder of a beneficial interest in any global security certificates. The depositary or any nominee of the depositary may grant proxies or otherwise authorize any person to take any action that the depositary or such nominee is entitled to take pursuant to the Series R Preferred Stock, the articles of amendment of the articles of incorporation, which contains the terms of the Series R Preferred Stock, or the articles of incorporation.

Except in the limited circumstances referred to above or as otherwise required by applicable law, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or the Series R Preferred Stock represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of the Series R Preferred Stock certificates in exchange and will not be considered to be owners or holders of the global security certificates or any of the Series R Preferred Stock represented by those certificates for any purpose under the Series R Preferred Stock. All payments on the

Series R Preferred Stock represented by the global security certificates and all related transfers and deliveries of common stock will be made to the depositary or its nominee as their holder.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee, including Euroclear Bank S.A./N.V., as the operator of the Euroclear System, and Clearstream Banking, société anonyme. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee with respect to participants’ interests or by the participant with respect to interests of persons held by the participants on their behalf.

Procedures for conversion on the conversion date will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

Neither we nor any of the agents will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to those beneficial ownership interests.

The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

Replacement of Series R Preferred Stock Certificates

If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the transfer agent. We will replace certificates that become destroyed, stolen or lost at your expense upon delivery to us and the transfer agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the transfer agent and us.

However, we are not required to issue any certificates representing the Series R Preferred Stock on or after the applicable conversion date. In place of the delivery of a replacement certificate following the applicable conversion date, the transfer agent, upon delivery of the evidence and indemnity described above, will deliver the shares of common stock pursuant to the terms of the Series R Preferred Stock formerly evidenced by the certificate.

DESCRIPTION OF OTHER PREFERRED STOCK

The following description of our preferred stock is a summary of the material terms of our Amended and Restated Articles of Incorporation (“articles of incorporation”). Reference is made to the more detailed provisions of, and such descriptions are qualified in their entirety by reference to, our articles of incorporation, which are incorporated by reference in the registration statement that we filed with the SEC for this offering. You should read our articles of incorporation for the provisions that are important to you.

Our articles of incorporation currently authorize 10,000,000 shares of preferred stock, no par value. On September 30, 2007, we had outstanding 500 shares of Series K Preferred Stock, no par value and liquidation preference $1,000,000 per share. In addition, we have authorized the issuance of, and reserved shares with respect to, our Series I Preferred Stock, Series J Preferred Stock, Series L Preferred Stock, Series M Preferred Stock and Series N Preferred Stock, as well as shares of preferred stock contemplated by our Rights Agreement, dated as of December 20, 2000, entered by and between us and Mellon Investor Services LLC (the “Rights Agreement”).

The Series R Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, on a parity with our outstanding Series K Preferred Stock and any Series I Preferred Stock, Series J Preferred Stock, Series L Preferred Stock, Series M Preferred Stock and Series N Preferred Stock we may issue in the future and each other class or series of preferred stock we may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Series R Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of Washington Mutual. See “Description of Series R Preferred Stock — General.”

For purposes of this description, “Exchange Event” means (i) Washington Mutual Bank becoming “undercapitalized” under the OTS’ “prompt corrective action” regulations, (ii) Washington Mutual Bank being placed into conservatorship or receivership or (iii) the OTS, in its sole discretion, directing such exchange in anticipation of Washington Mutual Bank becoming “undercapitalized” in the near term or taking supervisory action that limits the payment of dividends, as applicable, by Washington Mutual Bank, and in connection therewith, directs such exchange.

For purposes of this description, “3-Month USD LIBOR” means, with respect to any dividend period, a rate determined on the basis of the offered rates for three-month U.S. dollar deposits, commencing on the first day of such dividend period, which appears on Reuters Screen LIBOR01 Page as of approximately 11:00 a.m., London time, on the LIBOR determination date for such dividend period. If on any LIBOR determination date no rate appears on Reuters Screen LIBOR01 Page as of approximately 11:00 a.m., London time, we or an affiliate of ours on our behalf will on such LIBOR determination date request four major reference banks in the London interbank market selected by us to provide us with a quotation of the rate at which three-month deposits in U.S. dollars, commencing on the first day of such dividend period, are offered by them to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such LIBOR determination date and in a principal amount equal to that which is representative for a single transaction in such market at such time. If at least two such quotations are provided, 3-Month USD LIBOR for such dividend period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations as calculated by us. If fewer than two quotations are provided, 3-Month USD LIBOR for such dividend period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted as of approximately 11:00 am., New York time, on the first day of such dividend period by three major banks in New York City, New York selected by us for loans in U.S. dollars to leading European banks, for a three-month period commencing on the first day of such dividend period and in a principal amount of not less than $1,000,000.

Series I Preferred Stock

Pursuant to an issuance by Washington Mutual Preferred Funding Trust I of $1,250,000,000 of Fixed-to-Floating Rate Perpetual Non-cumulative Trust Securities (the “Series I Trust Securities”), if so directed by the OTS following the occurrence of an Exchange Event (as defined above), each Series I Trust Security will be automatically exchanged for a like amount of depositary shares each representing 1/1,000th of a share of our Series I Perpetual Non-cumulative Fixed-to-Floating Rate Preferred Stock, no par value and liquidation preference $1,000,000 per share (the “Series I Preferred Stock”). The number of shares constituting the Series I Preferred Stock is 1,250.

After the issuance of the Series I Preferred Stock, holders of shares of the Series I Preferred Stock will be entitled to receive, when, as and if declared by the board of directors, non-cumulative dividends payable in arrears quarterly on March 15, June 15, September 15 and December 15 of each year. If issued prior to the day immediately preceding March 15, 2011, from such date of issuance to March 15, 2011 dividends will be, for each outstanding share of Series I Preferred Stock, payable at an annual rate of 6.534% on the per share liquidation preference of the Series I Preferred Stock. From the later of March 15, 2011 and the date of issuance of the Series I Preferred Stock, dividends will be, for each outstanding share of the Series I Preferred Stock, payable at an annual rate on the per share liquidation preference of the Series I Preferred Stock equal to 3-Month USD LIBOR (as defined above) for the related dividend period plus 1.4825%.

The Series I Preferred Stock may be redeemed in whole or in part, at our option, under certain circumstances, prior to March 15, 2011, at specified redemption prices plus any declared but unpaid dividends. The Series I Preferred Stock may be redeemed in whole or in part at our option, at any time, or from time to time, on or after March 15, 2011, at a redemption price of $1,000,000 per share, plus any declared but unpaid dividends. The holders of the Series I Preferred Stock may not require us to redeem the Series I Preferred Stock.

Except as required by law, and as provided in this paragraph, holders of Series I Preferred Stock have no voting rights. If after the issuance of the Series I Preferred Stock we fail to pay full dividends on the Series I Preferred Stock for six dividend periods, the holders of Series I Preferred Stock, acting as a class with any other parity securities having similar voting rights, including the Series R Preferred Stock offered by this prospectus supplement, will have the right to elect two directors to our board of directors. The terms of office of these directors will end when we have paid or set aside for payment full dividends for four consecutive dividend periods.

Series J Preferred Stock

Pursuant to an issuance by Washington Mutual Preferred Funding (Cayman) I Ltd. of $750,000,000 of 7.25% Rate Perpetual Non-cumulative Preferred Securities (the “WaMu Cayman Preferred Securities”), if so directed by the OTS following the occurrence of an Exchange Event, each WaMu Cayman Preferred Security will be automatically exchanged for a like amount of depositary shares representing 1/1,000th of a share of our Series J Perpetual Non-cumulative Fixed Rate Preferred Stock, no par value and liquidation preference $1,000,000 per share (the “Series J Preferred Stock”). The number of shares constituting the Series J Preferred Stock is 750.

After the issuance of the Series J Preferred Stock, holders of shares of the Series J Preferred Stock will be entitled to receive, when, as and if declared by the board of directors, non-cumulative dividends payable in arrears quarterly on March 15, June 15, September 15 and December 15 of each year. Dividends will be, for each outstanding share of Series J Preferred Stock, payable at an annual rate of 7.25% on the per share liquidation preference.

The Series J Preferred Stock may be redeemed in whole or in part, at our option, under certain circumstances, prior to March 15, 2011, at specified redemption prices plus any declared but unpaid dividends. The Series J Preferred Stock may be redeemed in whole or in part, at our option, at any time, or from time to time, on or after March 15, 2011, at a redemption price of $1,000,000 per share, plus any declared but unpaid dividends. The holders of the Series J Preferred Stock may not require us to redeem the Series J Preferred Stock.

Except as required by law, and as provided in this paragraph, holders of Series J Preferred Stock have no voting rights. If after the issuance of the Series J Preferred Stock we fail to pay full dividends on the Series J Preferred Stock for six dividend periods, the holders of Series J Preferred Stock, acting as a class with any other parity securities having similar voting rights, including the Series R Preferred Stock offered by this prospectus supplement, will have the right to elect two directors to our board of directors. The terms of office of these directors will end when we have paid or set aside for payment full dividends for four consecutive dividend periods.

Series K Preferred Stock

On September 18, 2006, we issued 20,000,000 depositary shares, each representing a 1/40,000th ownership interest in a share of our Series K Perpetual Non-Cumulative Floating Rate Preferred Stock, liquidation preference $1,000,000 per share (equivalent to $25 per depositary share), referred to in this Prospectus Supplement as the “Series K Preferred Stock”. Each holder of depositary shares is entitled to similar rights and preferences (including as to dividend, voting, redemption and liquidation rights) as the depositary shares representing Series R Preferred Stock offered by this prospectus supplement. The number of shares constituting the Series K Preferred Stock is 500.

Holders of shares of the Series K Preferred Stock are entitled to receive non-cumulative dividends payable in arrears quarterly on March 15, June 15, September 15 and December 15 of each year. Dividends are, for each outstanding share of Series K Preferred Stock, payable at an annual rate on the per share liquidation preference equal to the greater of (i) 3-Month USD LIBOR (as defined above) for the related dividend period plus 0.70% or (ii) four percent (4.00%).

The Series K Preferred Stock may be redeemed in whole or in part, at our option, at any time, or from time to time, on or after September 15, 2011, at a redemption price of $1,000,000 per share, plus any declared but unpaid dividends. The holders of the Series K Preferred Stock may not require us to redeem the Series K Preferred Stock.

Except as required by law, holders of Series K Preferred Stock have no voting rights except with respect to certain fundamental changes in the terms of the Series K Preferred Stock and certain other matters. In addition, if we fail to pay full dividends on the Series K Preferred Stock for six dividend periods, the holders of Series K Preferred Stock, acting as a class with any other parity securities having similar voting rights, including the Series R Preferred Stock offered by this prospectus supplement, will have the right to elect two directors to our board of directors. The terms of office of these directors will end when we have paid or set aside for payment full dividends for four consecutive dividend periods.

Series L Preferred Stock

Pursuant to an issuance by Washington Mutual Preferred Funding Trust II of $500,000,000 of Fixed-to-Floating Rate Perpetual Non-cumulative Trust Securities (the “Series L Trust Securities”), if so directed by the OTS following the occurrence of an Exchange Event, each Series L Trust Security will be automatically exchanged for a like amount of depositary shares each representing 1/1,000th of a share of our Series L Perpetual Non-cumulative Fixed-to-Floating Rate Preferred Stock, no par value and liquidation preference $1,000,000 per share (the “Series L Preferred Stock”). The number of shares constituting the Series L Preferred Stock will be 500.

After the issuance of the Series L Preferred Stock, holders of shares of the Series L Preferred Stock will be entitled to receive, when, as and if declared by the board of directors, non-cumulative dividends payable in arrears quarterly on March 15, June 15, September 15 and December 15 of each year. If issued prior to the day immediately preceding December 15, 2016, from such date of issuance to December 15, 2016 dividends will be, for each outstanding share of Series L Preferred Stock, payable at an annual rate of 6.665% on the per share liquidation preference of the Series L Preferred Stock. From the later of December 15, 2016 and the date of issuance of the Series L Preferred Stock, dividends will be, for each outstanding share of the Series L Preferred Stock, payable at an annual rate on the per share liquidation preference of the Series L Preferred Stock equal to 3-Month USD LIBOR (as defined above) for the related dividend period plus 1.7925%.

The Series L Preferred Stock may be redeemed in whole or in part, at our option, under certain circumstances, at specified redemption prices plus any declared but unpaid dividends. The holders of the Series L Preferred Stock may not require us to redeem the Series L Preferred Stock.

Except as required by law, holders of Series L Preferred Stock have no voting rights except with respect to certain fundamental changes in the terms of the Series L Preferred Stock and certain other matters. In addition, if after the issuance of the Series L Preferred Stock we fail to pay full dividends on the Series L Preferred Stock for six dividend periods, the holders of Series L Preferred Stock, acting as a class with any other parity securities having similar voting rights, including the Series P Preferred Stock offered by this prospectus supplement, will have the right to elect two directors to our board of directors. The terms of office of these directors will end when we have paid or set aside for payment full dividends for four consecutive dividend periods.

Series M Preferred Stock

Pursuant to an issuance by Washington Mutual Preferred Funding Trust III of $500,000,000 of Fixed-to-Floating Rate Perpetual Non-cumulative Trust Securities (the “Series M Trust Securities”), if so directed by the OTS following the occurrence of an Exchange Event, each Series M Trust Security will be automatically exchanged for a like amount of depositary shares each representing 1/1,000th of a share of our Series M Perpetual Non-cumulative Fixed-to-Floating Rate Preferred Stock, no par value and liquidation preference $1,000,000 per share (the “Series M Preferred Stock”). The number of shares constituting the Series M Preferred Stock is 500.

After the issuance of the Series M Preferred Stock, holders of shares of the Series M Preferred Stock will be entitled to receive, when, as and if declared by the board of directors, non-cumulative dividends payable in arrears quarterly on March 15, June 15, September 15 and December 15 of each year. If issued prior to the day immediately preceding June 15, 2012, from such date of issuance to June 15, 2012 dividends will be, for each outstanding share of Series M Preferred Stock, payable at an annual rate of 6.895% on the per share liquidation preference of the Series M Preferred Stock. From the later of June 15, 2012 and the date of issuance of the Series M Preferred Stock, dividends will be, for each outstanding share of the Series M Preferred Stock, payable at an annual rate on the per share liquidation preference of the Series M Preferred Stock equal to 3-Month USD LIBOR (as defined above) for the related dividend period plus 1.755%.

The Series M Preferred Stock may be redeemed in whole or in part, at our option, under certain circumstances, at specified redemption prices plus any declared but unpaid dividends. The holders of the Series M Preferred Stock may not require us to redeem the Series M Preferred Stock.

Except as required by law, holders of Series M Preferred Stock have no voting rights except with respect to certain fundamental changes in the terms of the Series M Preferred Stock and certain other matters. In addition, if after the issuance of the Series M Preferred Stock we fail to pay full dividends on the Series M Preferred Stock for six dividend periods, the holders of Series M Preferred Stock, acting as a class with any other parity securities having similar voting rights including the Series P Preferred Stock offered by this prospectus supplement, will have the right to elect two directors to our board of directors. The terms of office of these directors will end when we have paid or set aside for payment full dividends for four consecutive dividend periods.

Series N Preferred Stock

Pursuant to an issuance by Washington Mutual Preferred Funding Trust IV of $1,000,000,000 of Fixed-to-Floating Rate Perpetual Non-cumulative Trust Securities (the “Series N Trust Securities”), if so directed by the OTS following the occurrence of an Exchange Event, each Series N Trust Security will be automatically exchanged for a like amount of depositary shares each representing 1/1,000th of a share of our Series N Perpetual Non-cumulative Fixed-to-Floating Rate Preferred Stock, no par value and liquidation preference $1,000,000 per share (the “Series N Preferred Stock”). The number of shares constituting the Series N Preferred Stock is 1,000.

After the issuance of the Series N Preferred Stock, holders of shares of the Series N Preferred Stock will be entitled to receive, when, as and if declared by the board of directors, non-cumulative dividends payable in arrears quarterly on March 15, June 15, September 15 and December 15 of each year. If issued prior to the day immediately preceding December 15, 2017, from such date of issuance to December 15, 2017 dividends will be, for each outstanding share of Series N Preferred Stock, payable at an annual rate of 9.75% on the per share liquidation preference of the Series N Preferred Stock. From the later of December 15, 2017 and the date of issuance of the Series N Preferred Stock, dividends will be, for each outstanding share of the Series N Preferred Stock, payable at an annual rate on the per share liquidation preference of the Series N Preferred Stock equal to 3-Month USD LIBOR (as defined above) for the related dividend period plus 4.723%.

The Series N Preferred Stock may be redeemed in whole or in part, at our option, under certain circumstances, at specified redemption prices plus any declared but unpaid dividends. The holders of the Series N Preferred Stock may not require us to redeem the Series N Preferred Stock.

Except as required by law, holders of Series N Preferred Stock have no voting rights except with respect to certain fundamental changes in the terms of the Series N Preferred Stock and certain other matters. In addition, if after the issuance of the Series N Preferred Stock we fail to pay full dividends on the Series N Preferred Stock for six dividend periods, the holders of Series N Preferred Stock, acting as a class with any other parity securities having similar voting rights, including the Series R Preferred Stock offered by this prospectus supplement, will have the right to elect two directors to our board of directors. The terms of office of these directors will end when we have paid or set aside for payment full dividends for four consecutive dividend periods.

Series RP Preferred Stock

We have adopted a shareholder rights plan which provides that one right to purchase 1/1,000th of a share of our Series RP Preferred Stock (the “Rights”) is attached to each outstanding share of our common stock. The Rights have certain anti-takeover effects and are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquiror to negotiate a price fair to all shareholders. The number of shares constituting our Series RP Preferred Stock is 700,000. See “Description of Capital Stock — Common Stock — Shareholder Rights Plan” in the accompanying prospectus.

CLEARANCE AND SETTLEMENT

The Depository Trust Company (“DTC”) will act as securities depositary for all of the shares of Series R Preferred Stock. We will issue the Series R Preferred Stock only as fully-registered securities registered in the name of Cede & Co., DTC’s nominee. We will issue and deposit with DTC one or more fully-registered global certificates for the shares of Series R Preferred Stock representing, in the aggregate, the total number of the shares of Series R Preferred Stock to be sold in this offering.

DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in the participants’ accounts, eliminating in this manner the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. Others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, are indirect participants and also have access to the DTC system. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of shares of Series R Preferred Stock within the DTC system must be made by or through direct participants, who will receive a credit for the shares of Series R Preferred Stock on DTC’s records. The ownership interest of each actual purchaser of each share of Series R Preferred Stock is in turn to be recorded on the direct and indirect participants’ records. DTC will not send written confirmation to beneficial owners of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased shares of Series R Preferred Stock. Transfers of ownership interests in the shares of Series R Preferred Stock are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in shares of Series R Preferred Stock, unless the book-entry system for the shares of Series R Preferred Stock is discontinued.

All securities deposited by direct participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or another DTC nominee do not effect any change in beneficial ownership.

DTC has no knowledge of the actual beneficial owners of the Series R Preferred Stock. DTC’s records reflect only the identity of the direct participants to whose accounts the Series R Preferred Stock is credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners, subject to any statutory or regulatory requirements as is in effect from time to time, will be governed by arrangements among them.

We will send redemption notices to Cede & Co. as the registered holder of the shares of Series R Preferred Stock. If less than all of these shares of Series R Preferred Stock are redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

Although voting on the shares of Series R Preferred Stock is limited to the holders of record of the shares of Series R Preferred Stock, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on shares of Series R Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to direct participants for whose accounts the shares of Series R Preferred Stock are credited on the record date (identified in a listing attached to the omnibus proxy).

We will make distribution payments on the Series R Preferred Stock, and the depositary will then make distribution payments on the shares of Series R Preferred Stock to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices will govern payments from participants to beneficial owners. Subject to any statutory or regulatory requirements, participants, and neither DTC nor we, will be responsible for the payment. We and any paying agent will be responsible for payment of distributions to DTC. Direct and indirect participants are responsible for the disbursement of the payments to the beneficial owners.

DTC may discontinue providing its services as securities depositary on any of the shares of Series R Preferred Stock at any time by giving reasonable notice to us. If a successor securities depositary is not obtained, final certificated shares must be printed and delivered. We may at our option decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary).

We have obtained the information in this section about DTC and DTC’s book-entry system from sources that we believe to be accurate, but we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

“Beneficial owner” refers to the ownership interest of each actual purchaser of each share of Series R Preferred Stock.

“Direct participants” refers to securities brokers and dealers, banks, trust companies, clearing corporations and other organizations who, with the New York Stock Exchange, Inc., the American Stock Exchange Inc., and the Financial Industry Regulatory Authority, Inc., own DTC. Purchases of shares of Series R Preferred Stock within the DTC system must be made by or through direct participants who will receive a credit for the shares of Series R Preferred Stock on DTC’s records.

“Indirect participants” refers to others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, and who also have access to the DTC system.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax and, for non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership, conversion and disposition of the Series R Preferred Stock and our common stock received in respect thereof as of the date hereof. Except where noted, this summary deals only with the Series R Preferred Stock and our common stock held as capital assets. As used herein, the term “U.S. holder” means a beneficial owner of the Series R Preferred Stock or our common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

As used herein, the term “non-U.S. holder” means a beneficial owner of the Series R Preferred Stock or our common stock that is neither a U.S. holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

This summary is not a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding the Series R Preferred Stock or our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for U.S. federal income tax purposes;

•	a person who is an investor in a pass-through entity;

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below.

If a partnership holds the Series R Preferred Stock or our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Series R Preferred Stock or our common stock, you should consult your own tax advisors.

This summary does not contain a detailed description of all the U.S. federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-U.S. tax laws. If you are considering the purchase, ownership or disposition of the Series R Preferred Stock, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

Dividends

Distributions on the Series R Preferred Stock or our common stock will be dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and will be taxable as ordinary income although, possibly at reduced rates, as discussed below. Although we expect that our current and accumulated earnings and profits will be such that all distributions paid with respect to the Series R Preferred Stock or our common stock will qualify as dividends for U.S. federal income tax purposes, we cannot guarantee that result. Our accumulated earnings and profits and our current earnings and profits in future years will depend in significant part on our future profits or losses, which we cannot accurately predict. To the extent that the amount of any distribution paid on the Series R Preferred Stock or our common stock exceeds our current and accumulated earnings and profits attributable to that share of the Series R Preferred Stock or our common stock, the distribution will be treated first as a tax-free return of capital and will be applied against and will reduce the U.S. holder’s adjusted tax basis (but not below zero) in that share of the Series R Preferred Stock or our common stock. This reduction in basis will increase any gain, or reduce any loss realized by the U.S. holder on the subsequent sale, redemption or other disposition of the Series R Preferred Stock or our common stock. The amount of any such distribution in excess of the U.S. holder’s adjusted tax basis will be taxed as capital gain. For purposes of the remainder of the discussion under this heading, it is assumed that distributions paid on the Series R Preferred Stock or our common stock will constitute dividends for U.S. federal income tax purposes.

If a U.S. holder is a corporation, dividends that are received by it will generally be eligible for a 70% dividends received deduction under the Code. However, the Code disallows this dividends received deduction in its entirety if the Series R Preferred Stock or our common stock with respect to which the dividend is paid is held by such U.S. holder for less than 46 days during the 91-day period beginning on the date which is 45 days before the date on which the Series R Preferred Stock or our common stock becomes ex-dividend with respect to such dividend. (A 91-day minimum holding period applies to any dividends on the Series R Preferred Stock that are attributable to periods in excess of 366 days.)

Under current law, if a U.S. holder is an individual or other non-corporate holder, dividends received by such U.S. holder generally will be subject to a reduced maximum tax rate of 15% for taxable years beginning before January 1, 2011, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction does not apply to dividends received to the extent that U.S. holders elect to treat the dividends as “investment income,” for purposes of the rules relating to the limitation on the deductibility of investment-related interest, which may be offset by investment expense. Furthermore, the rate reduction will also not apply to dividends that are paid to such holders with respect to the Series R Preferred Stock or our common stock that is held by the holder for less than 61 days during the 121-day period beginning on the date which is 60 days before the date on which the Series R Preferred Stock or our common stock become ex-dividend with respect to such dividend. (A 91-day minimum holding period applies to any dividends on the Series R Preferred Stock that are attributable to periods in excess of 366 days.)

In general, for purposes of meeting the holding period requirements for both the dividends received deduction and the reduced maximum tax rate on dividends described above, U.S. holders may not count towards their holding period any period in which they (a) have the option to sell, are under a contractual obligation to sell, or have made (and not closed) a short sale of the Series R Preferred Stock or our common stock, as the case may be, or substantially identical stock or securities, (b) are the grantor of an option to buy the Series R Preferred Stock or our common stock, as the case may be, or substantially identical stock or securities or (c) otherwise have diminished their risk of loss on the Series R Preferred Stock or our common stock, as the case may be, by holding one or more other positions with respect to substantially similar or related property. The U.S. Treasury regulations provide that a taxpayer has diminished its risk of loss on stock by holding a position in substantially similar or related property if the taxpayer is, including, without limitation, the beneficiary of a guarantee, surety agreement, or similar arrangement that provides for payments that will substantially offset decreases in the fair market value of the stock. In addition, the Code disallows the dividends received deduction as well as the reduced maximum tax rate on dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. U.S. holders are advised to consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

U.S. holders that are corporations should consider the effect of Section 246A of the Code, which reduces the dividends received deduction allowed with respect to “debt-financed portfolio stock.” The Code also imposes a 20% alternative minimum tax on corporations. In some circumstances, the portion of dividends subject to the dividends received deduction will serve to increase a corporation’s minimum tax base for purposes of the determination of the alternative minimum tax. In addition, a corporate shareholder may be required to reduce its basis in stock with respect to certain “extraordinary dividends”, as provided under Section 1059 of the Code. U.S. holders should consult their own tax advisors in determining the application of these rules in light of their particular circumstances.

Sale or Other Disposition

A sale, exchange, or other disposition of the Series R Preferred Stock or our common stock will generally result in gain or loss equal to the difference between the amount realized upon the disposition (not including any amount attributable to declared and unpaid dividends, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and a U.S. holder’s adjusted tax basis in the Series R Preferred Stock or our common stock, as the case may be. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Series R Preferred Stock or our common stock, as applicable, exceeds one year. Under current law, if a U.S. holder is an individual or other non-corporate holder, net long-term capital gain realized by such U.S. holder is subject to a reduced maximum tax rate of 15%. For taxable years beginning on or after January 1, 2011, the maximum rate is scheduled to return to the previously effective 20% rate. The deduction of capital losses is subject to limitations.

Conversion of the Series R Preferred Stock into Common Stock

As a general rule, a U.S. holder will not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the Series R Preferred Stock. The adjusted tax basis of common stock received on conversion will equal the adjusted tax basis of the Series R Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional common stock exchanged for cash, as described below), and the holding period of such common stock received on conversion will generally include the period during which the converted Series R Preferred Stock was held prior to conversion.

Cash received in lieu of a fractional common share will generally be treated as a payment in a taxable exchange for such fractional common share, and capital gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional common share. Any cash received attributable to any declared and unpaid dividends on the Series R Preferred Stock will be treated as described above under “U.S. Holders — Dividends.”

In the event a U.S. holder’s Series R Preferred Stock is converted pursuant to an election by the holder in the case of certain acquisitions (see “Description of Series R Preferred Stock — Conversion Upon Certain Acquisitions”), or is converted pursuant to certain other transactions, including our consolidation or merger into another person (see “Description of Series R Preferred Stock — Reorganization Events”) the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. Each U.S. holder should consult its tax adviser to determine the specific tax treatment of a conversion under such circumstances.

Adjustment of Conversion Rate

The conversion rate of the Series R Preferred Stock is subject to adjustment under certain circumstances. U.S. Treasury regulations promulgated under Section 305 of the Code would treat a U.S. holder of the Series R Preferred Stock as having received a constructive distribution includable in such U.S. holder’s income in the manner as described above under “U.S. Holders — Dividends,” above, if and to the extent that certain adjustments in the conversion rate increase the proportionate interest of a U.S. holder in our earnings and profits. For example, an increase in the conversion ratio to reflect a taxable dividend to holders of common stock or in connection with certain acquisitions (see “Description of Series R Preferred Stock — Conversion Upon Certain Acquisitions”) will generally give rise to a deemed taxable dividend to the holders of the Series R Preferred Stock to the extent of our current and accumulated earnings and profits. In addition, an adjustment to the conversion rate of the Series R Preferred Stock or a failure to make such an adjustment could potentially give rise to constructive distributions to U.S. holders of our common stock. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. holders of the Series R Preferred Stock, however, will generally not be considered to result in a constructive dividend distribution.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of the Series R Preferred Stock or our common stock and the proceeds from the sale, exchange or other disposition of the Series R Preferred Stock or our common stock that are paid to a U.S. holder within the United States (and in certain cases, outside the United States), unless a U.S. holder is an exempt recipient such as a corporation. Backup withholding may apply to such payments if a U.S. holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders

Dividends

Dividends (including any constructive distributions taxable as dividends) paid to a non-U.S. holder of the Series R Preferred Stock or our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of the Series R Preferred Stock or our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the Series R Preferred Stock or our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of the Series R Preferred Stock or our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale or Other Disposition

Any gain realized on the disposition of the Series R Preferred Stock or our common stock (including, in the case of conversion, the deemed exchange that gives rise to a payment of cash in lieu of a fractional common share) generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Conversion into Common Stock

Non-U.S. holders will generally not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the Series R Preferred Stock, except with respect to any cash received in lieu of a fractional share that is taxable as described above under “Non-U.S. Holders — Sale or Other Disposition.”

Adjustment of Conversion Rate

As described above under “U.S. Holders — Adjustment of Conversion Rate”, adjustments in the conversion rate (or failures to adjust the conversion rate) that increase the proportionate interest of a non-U.S. holder in our earning and profits could result in deemed distributions to the non-U.S. holder that are taxed as described under “Non-U.S. Holders — Dividends.”

Federal Estate Tax

The Series R Preferred Stock and common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of the Series R Preferred Stock or our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the shares of Series R Preferred Stock by employee benefit plans to which Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, applies; plans, individual retirement accounts and other arrangements to which Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, which we collectively refer to as Similar Laws, apply; and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each of which we call a Plan).

Each fiduciary of a Plan should consider the fiduciary standards of ERISA or any applicable Similar Laws in the context of the Plan’s particular circumstances before authorizing an investment in the shares of Series R Preferred Stock. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA or any applicable Similar Laws and would be consistent with the documents and instruments governing the Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to such provisions, which we call ERISA Plans, from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the ERISA Plans. A violation of these “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code could arise if the shares of Series R Preferred Stock were acquired by an ERISA Plan with respect to which we or any of our affiliates are a party in interest or a disqualified person. For example, if we are a party in interest or disqualified person with respect to an investing ERISA Plan (either directly or by reason of our ownership of our subsidiaries), an extension of credit prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code between the investing ERISA Plan and us may be deemed to occur, unless exemptive relief were available under an applicable exemption (see below).

The United States Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the shares of Series R Preferred Stock. Those class exemptions include:

•	PTCE 96-23 — for certain transactions determined by in-house asset managers;

•	PTCE 95-60 — for certain transactions involving insurance company general accounts;

•	PTCE 91-38 — for certain transactions involving bank collective investment funds;

•	PTCE 90-1 — for certain transactions involving insurance company separate accounts; and

•	PTCE 84-14 — for certain transactions determined by independent qualified professional asset managers.

In addition, ERISA Section 408(b)(l7) provides a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

No assurance can be made that all of the conditions of any such exemptions will be satisfied.

Because of the possibility that direct or indirect prohibited transactions or violations of Similar Laws could occur as a result of the purchase, holding or disposition of the shares of Series R Preferred Stock by a Plan, the shares of Series R Preferred Stock may not be purchased by any Plan, or any person investing the assets of any Plan, unless its purchase, holding and disposition of the shares of Series R Preferred Stock will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any Similar Laws. Any purchaser or holder of the shares of Series R Preferred Stock or any interest in the shares of Series R Preferred Stock will be deemed to have represented by its purchase and holding of the shares of Series R Preferred Stock that either:

•	it is not a Plan and is not purchasing the shares of Series R Preferred Stock or interest in the shares of Series R Preferred Stock on behalf of or with the assets of any Plan; or

•	its purchase, holding and disposition of the shares of Series R Preferred Stock or interest in the shares of Series R Preferred Stock will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any Similar Laws.

Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any person considering the purchase of shares of Series R Preferred Stock on behalf of or with the assets of any Plan consult with its counsel regarding the consequences under ERISA, the Code and any applicable Similar Laws of the acquisition, ownership and disposition of shares of Series R Preferred Stock, whether any exemption would be applicable, and whether all conditions of such exemption have been satisfied such that the acquisition and holding of the shares of Series R Preferred Stock by the Plan are entitled to full exemptive relief thereunder.

Nothing herein shall be construed as, and the sale of shares of Series R Preferred Stock to a Plan is in no respect, a representation by us or the underwriters that any investment in the shares of Series R Preferred Stock would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, Plans generally or any particular Plan.

UNDERWRITING

Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated are acting as the representatives of the underwriters and, together with Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co., as the joint book-running managers of this offering. Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and incorporated by reference in this prospectus supplement and the accompanying prospectus, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of Series R Preferred Stock shown opposite its name below:

Underwriters	Number of Shares

Lehman Brothers Inc.	990,000
Morgan Stanley & Co. Incorporated	990,000
Credit Suisse Securities (USA) LLC	300,000
Goldman, Sachs & Co.	300,000
Barclays Capital Inc.	60,000
Citigroup Global Markets Inc.	60,000
Deutsche Bank Securities Inc.	60,000
J.P. Morgan Securities Inc.	60,000
Greenwich Capital Markets, Inc.	60,000
UBS Securities LLC	60,000
BNY Capital Markets, Inc.	12,000
Cabrera Capital Markets, LLC	12,000
Keefe, Bruyette & Woods, Inc.	12,000
Samuel A. Ramirez & Company, Inc.	12,000
The Williams Capital Group, L.P.	12,000

Total	3,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of Series R Preferred Stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of Series R Preferred Stock offered hereby if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

Per share	$30
Total	$90,000,000

The representatives of the underwriters have advised us that the underwriters propose to offer the shares of Series R Preferred Stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $18.00 per share. After the offering, the representatives may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be approximately $2.5 million (excluding underwriting discounts and commissions and the structuring fee described below).

In addition to the underwriting discount, we have agreed to pay to each of Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated a structuring fee in the amount $3.75 million in connection with advisory services provided to us in connection with this offering.

Lock-Up Agreements

We and all of our directors and executive officers have agreed that, subject to certain exceptions, without the prior written consent of each of Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated, we and they will not directly or indirectly (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock or Series R Preferred Stock (including, without limitation, shares of our stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the Securities and Exchange Commission and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock or Series R Preferred Stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock or Series R Preferred Stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or Series R Preferred Stock or securities convertible, exercisable or exchangeable into common stock or Series R Preferred Stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing before the date that is 60 days after the date of this Prospectus Supplement.

The 60-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 60-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event, unless such extension is waived in writing by Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated.

These restrictions do not apply to:

(1) the sale of shares of Series R Preferred Stock to the underwriters;

(2) the issuance by us of our shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement;

(3) the issuance by us of shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock pursuant to employee benefit plans, stock incentive plans or other employee compensation plans in existence on the date of this prospectus supplement;

(4) sales by any person other than us pursuant to a trading plan established in accordance with Rule 10b5-1 under the Exchange Act in existence on the date of this prospectus supplement;

(5) transfers by any person other than us of shares of common stock as a bona fide gift, or by will or intestacy; and

(6) the transfer of shares of common stock or any security convertible into or exercisable or exchangeable for shares of common stock to a member or members of the holder’s immediate family or to a trust, the beneficiaries of which are exclusively the holder or a member or members of his or her immediate family; provided that each donee or other transferee agrees to be subject to the restrictions on transfer described above.

Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated, in their sole discretion, may release our common stock or the Series R Preferred Stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock or Series R Preferred Stock and other securities from lock-up agreements, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock or Series R Preferred Stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the Series R Preferred Stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. The underwriters may close out any short position by purchasing shares in the open market. A syndicate short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the Series R Preferred Stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Series R Preferred Stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Series R Preferred Stock or preventing or retarding a decline in the market price of the Series R Preferred Stock. As a result, the price of the Series R Preferred Stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series R Preferred Stock. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

NYSE Listing

We have applied to list the Series R Preferred Stock on the New York Stock Exchange under the symbol “WM PrR”, and expect trading in the Series R Preferred Stock to begin within 30 days of December 17, 2007, the original issue date.

Stamp Taxes

If you purchase shares of Series R Preferred Stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Relationships

Certain of the underwriters and their related entities have engaged and may engage in commercial and investment banking transactions, financial advisory and other transactions with us in the ordinary course of their business. They have received customary compensation and expenses for these commercial and investment banking transactions. Among other things, the underwriters may purchase, as principals, loans originated or sold by us.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of Series R Preferred Stock described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the Series R Preferred Stock that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of Series R Preferred Stock described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We have not authorized and do not authorize the making of any offer of Series R Preferred Stock through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the Series R Preferred Stock as contemplated in this prospectus supplement. Accordingly, no purchasers of the Series R Preferred Stock, other than the underwriters, are authorized to make any further offer of the Series R Preferred Stock on behalf of us or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

VALIDITY OF SHARES

The validity of the Series R Preferred Stock will be passed upon for us by Charles Edward Smith III, First Vice President and Assistant General Counsel, and by Simpson Thacher & Bartlett LLP, New York, New York. The validity of the Series R Preferred Stock will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York. Simpson Thacher & Bartlett LLP and Davis Polk & Wardwell will rely as to all matters of Washington law upon the opinion of Charles Edward Smith III, First Vice President and Assistant General Counsel. As of November 30, 2007, Mr. Smith beneficially owned 4,736 shares of our common stock.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this document by reference from Washington Mutual, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Debt Securities
Preferred Stock
Depositary Shares

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. This means:

➢	we may sell any of the following securities from time to time:

-	debt securities

-	preferred stock

-	depositary shares

➢	we will provide a prospectus supplement each time we issue the securities; and

➢	the prospectus supplement will provide specific information about the terms of that issuance and also may add, update or change information contained in this prospectus.

We may also issue common stock upon conversion or exchange of any of the securities listed above. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

The securities may be sold directly to investors, through agents designated from time to time or to or through underwriters or dealers. See “Plan of Distribution.” If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in the applicable prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in the applicable prospectus supplement.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 9, 2006.

About this prospectus

This prospectus is part of a “shelf” registration statement that we have filed with the Securities Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find Additional Information.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find Additional Information.”

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

References in this prospectus to Washington Mutual, the Company, we, us and our are to Washington Mutual, Inc. (together with its subsidiaries) unless the context otherwise provides.

Where you can find additional information

We file annual, quarterly and current reports and other information with the SEC. You may read and copy these reports and other information at the public reference room of the SEC at 100 F Street, N.E., Washington , D.C. 20549. You may also obtain copies of these documents by mail from the SEC reference room at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These reports and other information are also filed by us electronically with the SEC and are available at the SEC’s website, www.sec.gov.

The indentures pursuant to which the debt securities will be issued require us to file reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Quarterly and annual reports will be made available upon request of holders of the debt securities, which annual reports will contain financial information that has been examined and reported upon by, with an opinion expressed by, an independent public or certified public accountant.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document that we filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities:

➢	Our Annual Report to Shareholders on Form 10-K for the fiscal year ended December 31, 2004;

➢	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2005;

➢	Current Reports on Form 8-K and 8-K/A dated January 6, January 14, January 20, January 24, February 18, February 22, March 2, March 22, March 23, April 19, June 7, June 9, June 24, July 6, July 20, July 25, September 8, September 23, September 26, October 4 and October 27, 2005 and Items 1.01 and 9.01 and Exhibit 10.1 from the Current Reports on Form 8-K dated November 2 and December 23, 2005;

➢	The description of our capital stock contained in Item 5 of Current Report on Form 8-K dated November 29, 1994, and any amendment or report filed for the purpose of updating this description; and

➢	Form 8-A/12B dated February 8, 2001, as amended.

You may obtain a copy of these filings at no cost, by writing or telephoning us at 1201 Third Avenue, Seattle, Washington 98101, telephone (206) 461-3187, attention Investor Relations Department WMT0735.

You should rely only on the information contained or incorporated by reference in this prospectus, any supplemental prospectus or any pricing supplement. We have not authorized anyone to provide you with any other information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the document.

Special note regarding forward-looking statements

This prospectus and the documents incorporated by reference contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, and other matters. Statements in this prospectus, including those incorporated by reference, that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words, such as “expects,” “anticipates,” “intends,” “plans,” “believes, “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” or “may.”

Forward-looking statements provide our expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The factors are generally described in our most recent Form 10-K and Form 10-Q under the caption “Risk Factors.”

The company

With a history dating back to 1889, Washington Mutual is a financial services company committed to serving consumers and small- to medium-sized businesses. Based on our consolidated total assets at September 30, 2005, we were the largest thrift holding company in the United States and 7th largest among all U.S.-based bank and thrift holding companies.

Washington Mutual operates principally in California, Washington, Oregon, Illinois, Florida, Texas and the greater New York/New Jersey metropolitan area, and has operations in 31 other states. We manage and report information concerning the Company’s activities, operations, products and services around four segments: the Retail Banking and Financial Services Group, the Home Loans Group (previously called the “Mortgage Banking Group”), the Commercial Group and, as of the quarter beginning October 1, 2005, Washington Mutual Card Services.

Use of proceeds

Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes. Examples of general corporate purposes include additions to working capital, repayment of existing debt, acquisitions, and office expansions.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated.

Year ended December 31,					Nine Months Ended
2000	2001	2002	2003	2004	September 30, 2005

1.30	1.60	2.03	2.29	1.90	1.76

For purposes of this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on borrowings and deposits, and the estimated interest portion of rent expense.

Description of debt securities

The following description of the debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement (the “Offered Debt Securities”) and the extent, if any, to which such general provisions may apply to the Offered Debt Securities, will be described in the prospectus supplement relating to such Offered Debt Securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

The debt securities will be our general obligations. In the event that any series of debt securities will be subordinated to other securities that we have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to the subordinated debt securities. Senior debt securities will be issued under the senior indenture dated as of August 10, 1999 between Washington Mutual, Inc. and The Bank of New York, as trustee, as supplemented by a first supplemental indenture dated as of August 1, 2002 and a second supplemental indenture dated as of November 20, 2002. References to the senior indenture in this prospectus will mean the senior indenture as supplemented. Subordinated debt securities will be issued under the subordinated indenture dated April 4, 2000 between us and The Bank of New York, as supplemented by the first supplemental indenture dated August 1, 2002, and a second supplemental indenture dated March 16, 2004. References to the subordinated indenture in this prospectus will mean the subordinated indenture as supplemented. Together the senior indenture and the subordinated indenture and the supplemental indentures thereto are called the “indentures.”

We have summarized selected provisions of the indentures below. The senior indenture and form of subordinated indenture have been filed as exhibits to the registration statement filed with the SEC and you should read the indentures for provisions that may be important to you. Accordingly, the following summary is qualified in its entirety by reference to the provisions of the indentures. Unless otherwise specified, capitalized terms used in this summary have the meanings specified in the indentures.

GENERAL

The indentures do not limit the aggregate principal amount of debt securities which may be issued under the indentures and provide that debt securities may be issued from time to time in one or more series. The indentures do not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness as described below, which may be issued by us or our subsidiaries.

Unless otherwise provided in a prospectus supplement, the debt securities will be our unsecured obligations. The senior debt securities will rank equally with all other unsecured and unsubordinated indebtedness of ours. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness including our senior debt securities as described below under “Subordination of Subordinated Debt Securities” and in the applicable prospectus supplement.

The debt securities are our obligations exclusively. Because our operations are currently conducted substantially through our subsidiaries, our cash flow and the consequent ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, or upon loans or other payments of funds to us by our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the debt securities or to make funds available therefor, whether by dividends, loans or other payments. In addition, the payment to us of dividends and certain loans and advances by our subsidiaries may be subject to certain statutory or contractual restrictions.

Payments are contingent upon the earnings of the subsidiaries, and are subject to various business considerations.

The debt securities will be effectively subordinated to all liabilities, including deposits, of our subsidiaries. At September 30, 2005, our subsidiaries had $190.41 billion of deposits and $103.80 billion of debt outstanding. Any right we may have to receive assets of a subsidiary upon its liquidation or reorganization (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of a subsidiary, in which case our claims would still be subordinate to any security interests in the assets of the subsidiary and any liabilities of the subsidiary senior to liabilities held by us.

The debt securities may be issued in fully registered form without coupons (“registered securities”) or in the form of one or more global securities (each a “Global Security”). Registered securities that are book-entry securities will be issued as registered Global Securities. Unless otherwise provided in the prospectus supplement, the debt securities will be only registered securities. The debt securities will be issued, unless otherwise provided in the prospectus supplement, in denominations of $1,000 or an integral multiple thereof for registered securities.

The prospectus supplement relating to the particular debt securities offered thereby will describe the following terms of the Offered Debt Securities:

(1)	the title of the Offered Debt Securities;

(2)	whether the Offered Debt Securities are senior debt securities or subordinated debt securities;

(3)	the percentage of principal amount at which the Offered Debt Securities will be issued;

(4)	any limit on the aggregate principal amount of the Offered Debt Securities;

(5)	the date or dates on which the Offered Debt Securities will mature and the amount or amounts of any installment of principal payable on such dates;

(6)	the rate or rates (which may be fixed or variable) per year at which the Offered Debt Securities will bear interest, if any, or the method of determining such rate or rates and the date or dates from which such interest, if any, will accrue;

(7)	the date or dates on which interest, if any, on the Offered Debt Securities will be payable and the regular record dates for such payment dates;

(8)	the terms of any sinking fund and the obligation, if any, of ours to redeem or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions;

(9)	the portion of the principal amount of Offered Debt Securities that is payable upon declaration of acceleration of the maturity of the Offered Debt Securities;

(10)	whether the Offered Debt Securities will be issued in registered form without coupons, including temporary and definitive global form, and the circumstances, if any, upon which such Offered Debt Securities may be exchanged for Offered Debt Securities issued in a different form;

(11)	whether the Offered Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the depositary for such Global Security or Securities;

(12)	whether and under what circumstances we will pay additional amounts to any holder of Offered Debt Securities who is not a United States person in respect of any tax, assessment or other governmental charge required to be withheld or deducted and, if so, whether we will have the option to redeem rather than pay any additional amounts;

(13)	the place or places, if any, in addition to or instead of the corporate trust office of the trustee, where the principal, premium and interest with respect to the Offered Debt Securities shall be payable;

(14)	the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for our common stock, preferred stock, other debt securities or other securities of any kind and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

(15)	if the amount of principal, premium or interest with respect to the debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

(16)	any authenticating or paying agent, transfer agent or registrar;

(17)	the applicability of, and any addition to or change in, the covenants and definitions then set forth in the indenture or in the terms then set forth in the indenture relating to permitted consolidations, mergers, or sales of assets; and

(18)	certain other terms, including our ability to satisfy and discharge our obligations under an indenture with respect to the Offered Debt Securities.

No service charge will be made for any transfer or exchange of the debt securities except for any tax or other governmental charge.

Debt securities of a single series may be issued at various times with different maturity dates and different principal repayment provisions, may bear interest at different rates, may be issued at or above par or with an original issue discount, and may otherwise vary, all as provided in the indentures. The prospectus supplement for any debt securities issued above par or with an original issue discount will state any applicable material federal income tax consequences and other special considerations.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

Payment of the principal of (and premium, if any) and interest, if any, on the subordinated debt securities will be subordinate and junior in right of payment to the prior payment in full of all Senior Debt (as defined herein). At September 30, 2005, we had an aggregate par value of $7.60 billion in Senior Debt and a par value of $3.83 billion in debt securities subordinate to Senior Debt (exclusive of our subsidiaries). The subordinated indenture does not limit or restrict our ability to incur additional Senior Debt, but certain of our other debt instruments contain such limitations.

In the event of any sale pursuant to any judgment or decree in any proceeding by or on behalf of any holder, or of any distribution, division or application of all or any part of our assets to our creditors by reason of any liquidation, dissolution or winding up of us or any receivership, insolvency, bankruptcy or similar proceeding relative to us or our debts or properties, then the holders of Senior Debt shall be preferred in the payment of their claims over the holders of the subordinated debt securities, and such Senior Debt shall be satisfied in full before any payment or other distribution (other than securities which are subordinate and junior in right of payment to the payment of all Senior Debt then outstanding) shall be made upon the subordinated debt securities. In the event that any subordinated debt security is declared or becomes due and payable before its maturity because of an occurrence of an event of default (under circumstances not described in the preceding sentence), no amount shall be paid in respect of the subordinated debt securities in excess of current interest payments, except sinking fund payments or at maturity, unless all Senior Debt then outstanding shall have been paid in full or payments satisfactory to the holders thereof provided therefor. During the continuance of any default on Senior Debt, no payments of principal, sinking fund, interest or premium shall be made with respect to any Subordinated Debt Security if either (i) notice of default has been given to us, provided judicial proceedings are commenced in respect thereof within 120 days, or (ii) judicial proceedings shall be pending in respect of such default. In the event that any subordinated debt security is declared or becomes due and payable before maturity, each holder of Senior Debt shall be entitled to notice of same and shall be entitled to declare payable on demand any Senior Debt outstanding to such holder.

“Debt” is defined in the indentures to include all indebtedness of ours or any Consolidated Subsidiary representing money borrowed, except indebtedness owed to us by any Consolidated Subsidiary or owed to any Consolidated Subsidiary by us or any other Consolidated Subsidiary, and includes indebtedness of any other person for money borrowed when such indebtedness is guaranteed by us or any Consolidated Subsidiary. The term “Debt” shall be deemed to include the liability of ours or any Consolidated Subsidiary in respect of any investment or similar certificate, except to the extent such certificates are pledged by purchasers as collateral for, and are offset by, receivables. “Senior Debt” is defined to mean all Debt of the Company except Subordinated Debt. “Subordinated Debt” is defined to mean Debt of ours which is subordinate and junior in right of payment to any Senior Debt of ours by the terms of the instrument creating or evidencing such Subordinate Debt and senior to the Junior Subordinated Notes. “Junior Subordinated Notes” is defined to mean our 8.36% Subordinated Notes due 2026, 8.375% Junior Subordinated Debentures due 2027, 9.33% Junior Subordinated Deferrable Interest Debentures due 2027, and 5.375% Subordinated Defeasible Interest Debentures due 2041.

Subordinated debt securities will rank on a parity with all other Subordinated Debt other than the Junior Subordinated Notes. Subordinated debt securities are senior to the Junior Subordinated Note and to our common stock and preferred stock, and will be senior to any other class of capital stock which may be authorized.

EXCHANGE, REGISTRATION AND TRANSFER

Registered securities (other than book-entry securities) of any series of Offered Debt Securities will be exchangeable for other registered securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations.

Debt securities may be presented for exchange as provided above, and registered securities (other than book-entry securities) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose with respect to any series of debt securities and referred to in the prospectus supplement. No service charge will be charged for the transfer, but any tax or other governmental charge must be paid. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. If a prospectus supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each Place of Payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption in part, we will not be required to:

➢	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on if debt securities of the series are issuable only as registered securities, the day of mailing of the relevant notice of redemption; or

➢	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

For a discussion of restrictions on the exchange, registration and transfer of Global Securities, see “Global Securities”.

PAYMENT AND PAYING AGENTS

Unless otherwise provided in the prospectus supplement, payment of principal of (and premium, if any) and interest, if any, on registered securities will be made in U.S. dollars at the office of such Paying Agent or Paying Agents as we may designate from time to time, except that at our option payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise provided in a prospectus supplement, payment of any installment of interest on registered securities will be made to the Person in whose name such registered security is registered at the close of business on the Regular Record Date for such interest.

Unless otherwise provided in a prospectus supplement, the Corporate Trust Office of the trustee will be designated as our sole Paying Agent for payments with respect to Offered Debt Securities that are issuable solely as registered securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by us for the Offered Debt Securities will be named in a prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a Paying Agent in each Place of Payment for such series.

All moneys paid by us to a Paying Agent for the payment of principal of (and premium, if any) or interest, if any, on any debt security or coupon that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us and the holder of such debt security or coupon will thereafter look only to us for payment thereof.

GLOBAL SECURITIES

The debt securities of a series may be issued in whole or in part as one or more Global Securities that will be deposited with, or on behalf of, a depositary located in the United States (a “U.S. Depositary”) or a common depositary located outside the United States (a “Common Depositary”) identified in the prospectus supplement relating to such series. Global Securities will be issued in registered form, in either temporary or definitive form.

The specific terms of the depositary arrangement with respect to any debt securities of a series will be described in the Prospectus Supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements with a U.S. Depositary or Common Depositary.

BOOK-ENTRY SECURITIES

Unless otherwise specified in a prospectus supplement, debt securities which are to be represented by a Global Security to be deposited with or on behalf of a U.S. Depositary will be represented by a Global Security registered in the name of such depositary or its nominee. Upon the issuance of a Global Security in registered form, the U.S. Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such Global Security to the accounts of institutions that have accounts with such depositary or its nominee (“participants”). The accounts to be credited shall be designated by the underwriters or agents of such debt securities or by us, if such debt securities are offered and sold directly by us. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the U.S. Depositary or its nominee for such Global Security or by participants or persons that hold through participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

So long as the U.S. Depositary for a Global Security in registered form, or its nominee, is the registered owner of such Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such Global Security for all purposes under the indenture governing such debt securities. Except as set forth below, owners of beneficial interests in such Global Securities will not be entitled to have debt securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders thereof under the indenture.

Payment of principal of (and premium, if any) and interest, if any, on debt securities registered in the name of or held by a U.S. Depositary or its nominee will be made to the U.S. Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such debt securities. We nor any trustee or Paying Agent, or the Security Registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the U.S. Depositary for debt securities of a series, upon receipt of any payment of principal of (and premium, if any) or interest on permanent Global Securities, will credit participants’ accounts on the date such payment is payable in accordance with their respective beneficial interests in the principal amount of such Global Securities as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the responsibility of such participants.

Unless and until it is exchanged in whole for debt securities in definitive form, a Global Security may not be transferred except as a whole by the U.S. Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. If a U.S. Depositary for debt securities in registered form is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days, we will issue debt securities in definitive registered form in exchange for the Global Security or Securities representing such debt securities. In addition, we may at any time and in our sole discretion determine not to have any debt securities in registered form represented by one or more Global Securities and, in such event, will issue debt securities in definitive registered form in exchange for the Global Security or Securities representing such debt securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of debt securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such debt securities registered in the name of the owner of such beneficial interest.

ABSENCE OF RESTRICTIVE COVENANTS

We are not restricted by either of the indentures from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations or from creating liens on our property for any purpose. The indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity. The indentures do not contain provisions which afford holders of the debt securities protection in the event of a highly leveraged transaction involving us.

MERGER AND CONSOLIDATION

Each indenture provides that we, without the consent of the holders of any of the outstanding debt securities, may consolidate with or merge into any other corporation or transfer or lease our properties and assets substantially as an entirety to any Person or may permit any corporation to merge into us, provided that:

➢	the successor is a corporation organized under the laws of any domestic jurisdiction;

➢	the successor, if other than us, assumes our obligations under such indenture and the debt securities issued thereunder;

➢	immediately after giving effect to such transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

➢	certain other conditions are met.

Each indenture provides that, upon any consolidation or merger or transfer or lease of our properties and assets of substantially as an entirety in accordance with the preceding paragraph, the successor corporation formed by such consolidation or into which we are merged or to which such transfer or lease is made shall be substituted for us with the same effect as if such successor corporation had been named as us. Thereafter, we shall be relieved of the performance and observance of all obligations and covenants of such indenture and the senior debt securities or subordinated debt securities, as the case may be, including but not limited to the obligation to make payment of the principal of (and premium, if any) and interest, if any, on all the debt securities then outstanding, and we may thereupon or any time thereafter be liquidated and dissolved.

SATISFACTION AND DISCHARGE

Unless a prospectus supplement provides otherwise, we will be discharged from our obligations under the outstanding debt securities of a series upon satisfaction of the following conditions:

➢	we have irrevocably deposited with the trustee either money, or U.S. Government Obligations together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, or a combination of which (in the written opinion of independent public accountants delivered to the trustee), will be sufficient to pay and discharge the entire principal of (and premium, if any), and interest, if any, to Stated Maturity or any redemption date on, the outstanding debt securities of such series;

➢	we have paid or caused to be paid all other sums payable with respect to the outstanding debt securities of such series;

➢	the trustee has received an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent have been complied with; or

➢	the trustee has received (a) a ruling directed to us and the trustee from the United States Internal Revenue Service to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option to discharge our obligations under the indenture with respect to such series and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred or (b) an opinion of tax counsel to the same effect as the ruling described in clause (a) above and based upon a change in law.

Upon such discharge, we will be deemed to have satisfied all the obligations under the indenture, except for obligations with respect to registration of transfer and exchange of the debt securities of such series, and the rights of the holders to receive from deposited funds payment of the principal of (and premium, if any) and interest, if any, on the debt securities of such series.

MODIFICATION OF THE INDENTURE

Each indenture provides that we and the trustee thereunder may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of adding to our covenants, adding any additional Events of Default, establishing the form or terms of debt securities or curing ambiguities or inconsistencies in such indenture or making other provisions; provided such action shall not adversely affect the interests of the holders of any series of debt securities in any material respect.

Each indenture contains provisions permitting us, with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all affected series (acting as one class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such indenture or modifying the rights of the holders of the debt securities of such series, except that no such supplemental indenture may, without the consent of the holders of all the outstanding debt securities affected thereby, among other things:

(1)	change the maturity of the principal of, or any installment of principal of or interest on, any of the debt securities;

(2)	reduce the principal amount thereof (or any premium thereon) or the rate of interest, if any, thereon;

(3)	reduce the amount of the principal of Original Issue Discount Securities payable on any acceleration of maturity;

(4)	change our obligation to maintain an office or agency in the places and for the purposes required by such indenture;

(5)	impair the right to institute suit for the enforcement of any such payment on or after the applicable maturity date;

(6)	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of the holders of which is required for any such supplemental indenture or for any waiver of compliance with certain provisions of, or of certain defaults under, such indenture; or

(7)	with certain exceptions, to modify the provisions for the waiver of certain defaults and any of the foregoing provisions.

EVENTS OF DEFAULT

An Event of Default in respect of any series of debt securities (unless it is either inapplicable to a particular series or has been modified or deleted with respect to any particular series) is defined in each indenture to be:

➢	failure to pay interest on such series of debt securities for 30 days after payment is due;

➢	failure to pay the principal of (or premium, if any) on such series of debt securities when due;

➢	failure to perform any other covenant in the indenture that applies to such series of debt securities for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture;

➢	an event of default under any mortgage, indenture (including the indenture) or other instrument under which any debt of Washington Mutual, Inc. or any Principal Subsidiary Bank (defined below) shall be outstanding which default shall have resulted in the acceleration of such debt in excess of $75,000,000 in aggregate principal amount and such acceleration shall not have been rescinded or such debt discharged within a period of 30 days after notice;

➢	certain events of bankruptcy, insolvency or reorganization; and

➢	any other event of default provided for in such series of debt securities.

“Principal Subsidiary Bank” is defined in the indenture as each of Washington Mutual Bank (formerly known as Washington Mutual Bank, FA) and any other subsidiary bank the consolidated assets of which constitute 20% or more of the consolidated assets of Washington Mutual, Inc. and its subsidiaries. As of the date hereof, Washington Mutual Bank is our only Principal Subsidiary Bank.

If an Event of Default shall have happened and be continuing, either the trustee thereunder or the holders of not less than 25% in principal amount of the outstanding debt securities of such series may declare the principal of all of the outstanding notes to be immediately due and payable.

Each indenture provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee thereunder, or exercising any trust or power conferred on such trustee, with respect to the debt securities of such series; provided that:

➢	such direction shall not be in conflict with any rule of law or with the indenture,

➢	the trustee may take any other action deemed proper that is not inconsistent with such direction and

➢	the trustee shall not determine that the action so directed would be unjustly prejudicial to the holders of debt securities of such series not taking part in such direction.

Each indenture provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the outstanding debt securities of such series waive any past default under such indenture with respect to such series and its consequences, except a default (1) in the payment of the principal of (or premium, if any) or interest, if any, on any of the debt securities of such series or (2) in respect of a covenant or provision of such indenture which, under the terms of such indenture, cannot be modified or amended without the consent of the holders of all of the outstanding debt securities of such series affected thereby.

Each indenture contains provisions entitling the trustee thereunder, subject to the duty of the trustee during an Event of Default in respect of any series of debt securities to act with the required standard of care, to be indemnified by the holders of the debt securities of such series before proceeding to exercise any right or power under such indenture at the request of the holders of the debt securities of such series.

Each indenture provides that the trustee will, within 90 days after the occurrence of a default in respect of any series of debt securities, give to the holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any of the debt securities of such series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series; and provided, further, that such notice shall not be given until at least 30 days after the occurrence of an Event of Default regarding the performance of any covenant of ours under such indenture other than for the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any of the debt securities of such series. The term default for the purpose of this provision only means any event that is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the debt securities of such series.

We will be required to furnish annually to the trustee a certificate as to compliance with all conditions and covenants under the indenture.

NOTICES

Notices to holders of registered securities will be given by mail to the addresses of such holders as they appear in the Security Register.

TITLE

We, the appropriate Trustee and any agent of ours or such Trustee may treat the registered owner of any registered security (including registered securities in global registered form) as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

GOVERNING LAW

New York law will govern the indentures and the debt securities.

Description of capital stock

The following descriptions are summaries of the material terms of our Amended and Restated Articles of Incorporation (“articles of incorporation”), our bylaws and applicable provisions of law. Reference is made to the more detailed provisions of, and such descriptions are qualified in their entirety by reference to, our articles of incorporation and bylaws, which are incorporated by reference in the registration statement that we filed with the SEC. You should read our articles of incorporation and bylaws for the provisions that are important to you.

Our articles of incorporation currently authorize 1,600,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. On November 30, 2005, we had 992,057,807 shares of common stock outstanding. There were no shares of preferred stock outstanding.

COMMON STOCK

We do not intend to offer shares of our common stock pursuant to this prospectus except upon the conversion or exchange of debt securities or preferred stock that we offer under this prospectus.

Each share of common stock is entitled to one vote on all matters properly presented at a meeting of shareholders. Shareholders are not entitled to cumulative voting in the election of directors.

The number of our directors is determined by our bylaws. The bylaws currently set the number of directors at up to sixteen. Our board of directors is divided into three classes of as equal a number of directors as possible. The term of office of each class is three years, with each term expiring in a different year.

Interested Stockholders.  Our articles of incorporation prohibit, except under certain circumstances, us (or any of our subsidiaries) from engaging in certain significant business transactions with a “major stockholder.” A “major stockholder” is a person who, without the prior approval of our board of directors, acquires beneficial ownership of five percent or more of our outstanding voting stock. Prohibited transactions include, among others:

➢	any merger with, disposition of assets to, acquisition by us of the assets of, issuance of securities of ours to, or acquisition by us of securities of, a major stockholder;

➢	any reclassification of our voting stock or of any subsidiary beneficially owned by a major stockholder; or

➢	any partial or complete liquidation, spin off, split off or split up of us or any subsidiary.

The above prohibitions do not apply, in general, if the specific transaction is approved by:

➢	our board of directors prior to the major stockholder involved having become a major stockholder;

➢	a vote of at least 80% of the “continuing directors” (defined as those members of our board prior to the involvement of the major stockholder);

➢	a majority of the “continuing directors” if the major stockholder obtained unanimous board approval to become a major stockholder;

➢	a vote of 95% of the outstanding shares of our voting stock other than shares held by the major stockholder; or

➢	a majority vote of the shares of voting stock and the shares of voting stock owned by stockholders other than any major stockholder if certain other conditions are met.

Our articles of incorporation also provide that during the time a major stockholder exists, we may voluntarily dissolve only upon the unanimous consent of our stockholders or an affirmative vote of at least two-thirds of our board of directors and the holders of at least two-thirds of the shares entitled to vote on such a dissolution and of each class of shares entitled to vote on such a dissolution as a class, if any.

Shareholder Rights Plan.  We have adopted a shareholder rights plan (the “Rights Plan”) which provides that one right to purchase 1/1,000th of a share of our Series RP preferred stock (the “Rights”) is attached to each outstanding share of our common stock. The Rights have certain anti-takeover effects and are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquiror to negotiate a price fair to all shareholders. The Rights may cause substantial dilution to an acquiring party that attempts to acquire us on terms not approved by our board, but they will not interfere with any merger or other business combination that is approved by our board.

The Rights are attached to the shares of our common stock. The Rights are not presently exercisable. At the time a party acquires beneficial ownership of 15% or more of the outstanding shares of our common stock or commences or publicly announces for the first time a tender offer to do so, the Rights will separate from the common stock and will become exercisable. Each Right entitles the holder to purchase 1/1,000th share of Series RP preferred stock, for an exercise price that is currently $200 per share. Once the Rights become exercisable, any Rights held by the acquiring party will be void and, for the next 60 days, all other holders of Rights will receive upon exercise of the Right that number of shares of our common stock having a market value of two times the exercise price of the Right. The Rights, which expire on January 4, 2011, may be redeemed by us for $0.001 per right prior to becoming exercisable. Until a Right is exercised, the holder of that Right will have no rights as a shareholder, including, without limitation, the right to vote or receive dividends.

PREFERRED STOCK

In this section we describe the general terms that will apply to preferred stock that we may offer by this prospectus in the future. When we issue a particular series, we will describe the specific terms of the series of preferred stock in a prospectus supplement. The description of provisions of our preferred stock included in any prospectus supplement may not be complete and is qualified in its entirety by reference to the description in our articles of incorporation and our certificate of designation, which will describe the terms of the offered preferred stock and be filed with the SEC at the time of sale of that preferred stock. At that time, you should read our articles of incorporation and any certificate of designation relating to each particular series of preferred stock for provisions that may be important to you.

Our board of directors is authorized to provide for the issuance from time to time of preferred stock in series and, as to each series, to fix the designation, the dividend rate, whether dividends are cumulative, the preferences which dividends will have with respect to any other class or series of capital stock, the voting rights, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, the redemption prices and the other terms of redemption, and the terms of any purchase or sinking funds applicable to the series. The terms of any series of preferred stock will be described in a prospectus supplement. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of our preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of common stock or for other corporate purposes.

Description of depositary shares

We describe in this section the general terms of the depositary shares. We will describe the specific terms of the depositary shares in a prospectus supplement. The following description of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary share certificate that will be filed with the SEC in connection with any particular offering of depositary shares.

GENERAL

We may offer fractional interests in preferred stock, rather than full shares of preferred stock. In that case, we will provide for the issuance by a depositary to investors of receipts for depositary shares, each representing a fractional interest in a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and the depositary, which must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. The applicable prospectus supplement will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying such depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

WITHDRAWAL

Unless otherwise indicated in the applicable prospectus supplement and unless the related depositary shares have been called for redemption, if you surrender depositary receipts at the principal office of the depositary, then you are entitled to receive at that office the number of shares of preferred stock and any money or other property represented by the depositary shares. We will not issue partial shares of preferred stock. If you deliver depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue to you a new depositary receipt evidencing the excess number of depositary shares at the same time that the preferred stock is withdrawn. Holders of shares of preferred stock received in exchange for depositary shares will no longer be entitled to deposit those shares under the deposit agreement or to receive depositary shares in exchange for those shares of preferred stock.

DIVIDENDS AND OTHER DISTRIBUTIONS

The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the numbers of depositary shares owned by the holders on the relevant record date. The depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary shares, unless the depositary determines that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

CONVERSION, EXCHANGE AND REDEMPTION

Unless otherwise specified in the applicable prospectus supplement, neither the depositary shares nor the series of preferred stock underlying the depositary shares will be convertible or exchangeable into any other class or series of our capital stock.

If the series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds, in whole or in part, of the series of the preferred stock held by the depositary. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

VOTING

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail Information about the meeting contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to how the preferred stock underlying the holder’s depositary shares should be voted.

The depositary will try, if practical, to vote the preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to the preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement by agreement with the depositary at any time. Any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective, however, unless approved by the record holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by us or the depositary only if:

➢	all outstanding depositary shares relating to the deposit agreement have been redeemed or converted into or exchanged for other securities; or

➢	there has been a final distribution on the underlying preferred stock in connection with our liquidation, dissolution or winding up and the distribution has been made to the holders of the related depositary shares

CHARGES OF DEPOSITARY

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with its duties under the deposit agreement. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

MISCELLANEOUS

The depositary will forward to the holders of depositary shares all reports and communications that we must furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

Plan of distribution

We may sell the securities being offered hereby: (i) directly to purchasers, (ii) through agents, (iii) through dealers, (iv) through underwriters, or (v) through a combination of any such methods of sale.

The distribution of the securities may be effected from time to time in one or more transactions either (i) at a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices related to such prevailing market prices, or (iv) at negotiated prices.

Offers to purchase the securities may be solicited directly by us or by agents designated by us from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement relating to the offering of the securities. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer, which may be deemed to be an underwriter as that term is defined in the Securities Act, may then resell the securities to the public at varying prices to be determined by such dealer at the time of resale. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

If an underwriter or underwriters are utilized in the sale, we will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The obligations of underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities of a series if any are purchased.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that they may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, except for our common stock, which is listed on The New York Stock Exchange, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in the securities.

Legal matters

The legality of the securities offered by this prospectus will be passed upon by Heller Ehrman LLP, Seattle, Washington. As of November 30, 2005, Heller Ehrman LLP and individual attorneys at the firm who participated in this transaction owned an aggregate of 12,992 shares of our common stock.

Experts

The auditors of the Issuer are Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, who have audited the Issuer’s consolidated financial statements, without qualification, in accordance with generally accepted auditing standards in the United States of America for each of the financial periods ended December 31, 2004, 2003 and 2002, respectively, and who have audited management’s report on the effectiveness of internal control over financial reporting for the year ended December 31, 2004. Deloitte’s report on the Issuer’s consolidated financial statements for the year ended December 31, 2003 includes an explanatory paragraph referring to the Issuer’s adoption of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, on January 1, 2002 and an explanatory paragraph referring to the Issuer’s 2002 restatement of Note 2 to the consolidated financial statements. Deloitte’s report on the Issuer’s consolidated financial statements for the year ended December 31, 2002 includes an explanatory paragraph referring to the Issuer’s adoption of a) SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, on January 1, 2001, b) SFAS No. 142, Goodwill and Other Intangible Assets, on January 1, 2002, and c) SFAS No. 147, Acquisitions of Certain Financial Institutions, on October 1, 2002.